EXECUTION VERSION

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

May 29, 2013

among

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.,

The Subsidiary Borrowers Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

BANK OF AMERICA, N.A.,
RBS CITIZENS, NATIONAL ASSOCIATION,
TD BANK, N.A.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents,

DNB BANK ASA, NEW YORK BRANCH

and

U.S. BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

__________________________________

J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
RBS CITIZENS, NATIONAL ASSOCIATION,
TD SECURITIES (USA) LLC
and
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES:

Schedule 1.01 — Mortgaged Properties
Schedule 2.01 — Term Commitments
Schedule 2.04 — Revolving Commitments
Schedule 2.08 — Existing Letters of Credit
Schedule 3.01 — Subsidiaries
Schedule 3.10 — Funding Deficiency
Schedule 6.01 — Existing Indebtedness
Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B-1 — Form of Opinion of Special New York Counsel
Exhibit B-2 — Form of Opinion of General Counsel for the Consolidated Entities
Exhibit B-3 — Form of Opinion of Special Dutch Counsel
Exhibit B-4 — Form of Opinion of Special Luxembourg Counsel
Exhibit B-5 — Form of Opinion of Special Japanese Counsel
Exhibit B-6 — Form of Opinion of Special UK Counsel
Exhibit C — Form of Guarantee Agreement
Exhibit D — Form of Pledge Agreement
Exhibit E — Form of Security Agreement
Exhibit F — Form of Mortgage
Exhibit G — Form of Incremental Facility Activation Notice
Exhibit H — Form of Exemption Certificate
Exhibit I — Form of Fifth Amendment and Restatement Acknowledgement and Confirmation Agreement

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 29, 2013, among CHARLES RIVER LABORATORIES INTERNATIONAL, INC., the Subsidiary Borrowers party hereto, the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Parent Borrower, the Subsidiary Borrowers, the Existing Lenders and the Administrative Agent are parties to the Existing Credit Agreement; and

WHEREAS, the Lenders consent to the amendment and restatement of the Existing Credit Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

 “2.25% Convertible Note Indenture” means the Indenture dated as of June 12, 2006 from the Parent Borrower to U.S. Bank National Association, as Trustee, as in effect on the Fifth Amendment and Restatement Effective Date and as amended from time to time in accordance with Section 6.09, pursuant to which the Parent Borrower issued the 2.25% Convertible Notes.

 “2.25% Convertible Notes” means the $350,000,000 Senior Convertible Notes due June 15, 2013, as in effect on the Fifth Amendment and Restatement Effective Date and as amended from time to time in accordance with Section 6.09, issued pursuant to the terms of the 2.25% Convertible Note Indenture.

 “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

 “Act” has the meaning assigned to such term in Section 10.16.

 “Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that with respect to any Eurocurrency Borrowing denominated in Sterling, euro or Yen, the Adjusted LIBO Rate shall mean the LIBO Rate.

 “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder (the “U.S. Administrative Agent”); provided that for purposes of Borrowings denominated in euro or Sterling, the Administrative Agent shall be J.P. Morgan Europe Limited and for purposes of Borrowings denominated in Yen, the Administrative Agent shall be JPMorgan Chase Bank, N.A., Tokyo Branch.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Fifth Amended and Restated Credit Agreement, dated as of May 29, 2013, among the Parent Borrower, the Subsidiary Borrowers, the Lenders and the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Fifth Amendment and Restatement Effective Date , the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of such Lender’s Term Loans and Delayed Draw Term Loan Commitments and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Credit Exposure then outstanding.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan, ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Margin for Eurocurrency Loans”, “Applicable Margin for ABR Loans” or “Commitment Fee”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio	Applicable Margin Eurocurrency Loans	Applicable Margin ABR Loans	Commitment Fee
Level I	≥ 2.75:1.00	1.50%	0.50%	0.275%

Level II	≥ 2.25:1.00 but < 2.75:1.00	1.25%	0.250%	0.225%
Level III	≥ 1.75:1.00 but < 2.25:1.00	1.125%	0.125%	0.20%
Level IV	< 1.75:1.00	1.00%	0%	0.20%

For purposes of the foregoing, (a) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Consolidated Entities based upon the financial statements delivered pursuant to Section 5.01(a) or (b); and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such financial statements indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Rate; provided that the Leverage Ratio shall be deemed to be in Level I (i) at any time that an Event of Default under paragraph (a) or (b) of Article VII has occurred and is continuing or (ii) if the Parent Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such financial statements are delivered. The Leverage Ratio shall be deemed to be Level I from the period commencing on the Fifth Amendment and Restatement Effective Date through the date immediately preceding the delivery of financial statements covering the fiscal quarter ended June 29, 2013 pursuant to Section 5.01(b).

 “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

 “Arkansas Facility” means the real property located in Redfield, Arkansas at 100 East Boone Street.

 “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

 “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

 “Borrowers” means the Parent Borrower and the Subsidiary Borrowers, each, a “Borrower”.

 “Borrowing” means (a) Term Loans of the same Type and made to the same Borrower, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Revolving Loans of the same Type and currency and made to the same Borrower, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

 “Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.02 or 2.06.

 “Boryokudan Member Etc.” shall have the meaning set forth in Section 10.17(a).

 “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that the term “Business Day”, when used in connection with (i) a Eurocurrency Loan, shall also exclude any day on which banks are not open for dealings in dollar, euro or Sterling deposits in the London interbank market, (ii) a Multicurrency Revolving Loan denominated in euros shall also exclude any day on which (x) commercial banks in London are authorized or required by law to remain closed or (y) TARGET is authorized or required by law to remain closed, (iii) a Multicurrency Revolving Loan denominated in Sterling shall also exclude any day on which commercial banks in London are authorized or required by law to remain closed and (iv) a Yen Revolving Loan shall also exclude any day on which commercial banks in Tokyo, Japan are authorized or required by law to remain closed.

 “Calculation Time” has the meaning assigned to such term in Section 2.23(a).

 “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

 “Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be reflected as capital expenditures under GAAP on a consolidated statement of cash flows of such Person and its subsidiaries; provided however, that Capital Expenditures shall not include:

(a)           expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Parent Borrower or its Subsidiaries within 12 months of receipt of such proceeds;

(b)           interest capitalized in accordance with GAAP during such period;

(c) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Parent Borrower or any Subsidiary) and for which neither the Parent Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period);

(d)           the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, or

(e)           Investments constituting any Permitted Acquisition.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including convertible preferred equity certificates (“CPECs”) issued by Charles River Laboratories Luxembourg S.a.r.l.), any and all equivalent ownership or participation interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing. For the purposes of Section 5.09 and related provisions in the Loan Documents, CPECs shall be considered voting Capital Stock.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Borrower by Persons who were neither (i) nominated by the board of directors of the Parent Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Parent Borrower by any Person or group; or (d) the occurrence of a change of control (or similar event, howsoever defined) under and as defined in any indenture or other agreement in respect of any Indebtedness to which any Loan Party is a party.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (provided that (i) all requests, rules, guidelines, requirements and directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented; provided further that the Borrowers shall only be responsible for increased costs under Section 2.18(b) pursuant to the above clauses (i) and (ii) to the extent that such costs are generally being passed on by the applicable Lender to similarly situated borrowers), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

 “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or Swingline Loans.

 “Co-Documentation Agent” means each of DNB Bank ASA, New York Branch and U.S. Bank, National Association.

 “Co-Syndication Agent” means each of Bank of America, N.A., RBS Citizens, National Association, TD Bank, N.A. and Wells Fargo Bank, National Association.

 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

 “Collateral” means all of the right, title and interest of each Consolidated Entity in and to the property in which such Person has granted a Lien to the Administrative Agent for its benefit and the ratable benefit of the Lenders under any Loan Document.

 “Commitment” means, with respect to each Lender, the Term Commitment and the Revolving Commitment of such Lender.

 “Commitment Parties” means J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated,  Bank of America, N.A., RBS Citizens, N.A., TD Securities (USA) LLC, TD Bank, N.A., Wells Fargo Securities, LLC and Wells Fargo Bank, National Association.

 “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

 “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, minus the aggregate non-cash amount of extraordinary or nonrecurring gains of such Person for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense (plus, solely for purposes of the calculation of Consolidated EBITDA, any non-cash interest expense that would otherwise be included in the definition of “Consolidated Interest Expense” but for the qualification “total cash” in the definition thereof) for such period, plus (b) the aggregate amount of income tax expense for such period, plus (c) the aggregate amount of depreciation, amortization and other non-cash charges and expenses for such period, all as determined on a consolidated basis with respect to the Consolidated Entities in accordance with GAAP, plus (d) the aggregate non-cash amount of extraordinary or nonrecurring losses or expenses for such period, plus (e) the aggregate amount of non-cash equity compensation expense for such period, plus (f) transaction and evaluation costs associated with Permitted Acquisitions for such period. For any period after the commencement of which the Parent Borrower or any of its Subsidiaries shall have (1)(x) consummated the acquisition of a Person (or part thereof) in a Permitted Acquisition for an aggregate consideration in excess of $20,000,000 or (y) made a Disposition yielding gross proceeds in excess of $20,000,000, Consolidated EBITDA shall be determined on a pro forma basis as if (2)(x) such Person (or part thereof) was acquired or (y) such Disposition was made at the beginning of such period and after giving effect to any adjustments (including, without limitation, operating and expense reductions and other synergistic benefits) permitted pursuant to Regulation S-X under the Securities Act of 1933, as amended; provided that the Parent Borrower shall have delivered to the Lenders acceptable financial statements of any such Person (or part thereof) referred to in (1)(x) above as required under Section 5.01(c).

 “Consolidated Entity” means the Parent Borrower or any Subsidiary whose accounts are or are required to be consolidated or included with the accounts of the Parent Borrower in accordance with GAAP.

 “Consolidated Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Consolidated Entities outstanding as of such date, as determined on a consolidated basis in accordance with GAAP and solely to the extent any such Indebtedness is reflected on the balance sheet of the Consolidated Entities as of such date.

 “Consolidated Interest Expense” means for any period, the total cash interest expense (including the interest component in respect of Capital Lease Obligations) of the Consolidated Entities during such period with respect to all outstanding Indebtedness of the Consolidated Entities as determined on a consolidated basis in accordance with GAAP (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that for the purposes of determining the Interest Coverage Ratio for the periods ending on the last day of each of the first, second and third fiscal quarters following the Fifth Amendment and Restatement Effective Date , Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, for such fiscal quarter and each previous fiscal quarter ending after the Fifth Amendment and Restatement Effective Date ) multiplied by 4, 2 and 4/3, respectively.

 “Consolidated Net Income” means, for any period, net income or loss of the Consolidated Entities for such period after deducting and eliminating all items attributable to interests in minority investments, as determined on a consolidated basis in accordance with GAAP.

 “Consolidated Subordinated Indebtedness” means, at any date of determination thereof, the 2.25% Convertible Notes and any other Indebtedness of the Parent Borrower that is expressly subordinated to the Obligations on the same or other terms and conditions acceptable to the Required Lenders in their sole discretion.

 “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether as a trustee or through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

 “CRCSN” has the meaning assigned to such term in Section 6.04(l).

 “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

 “Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed, within three Business Days of the date required to be funded by it hereunder, to fund any portion of its (i) Loans or (ii) participations in Letters of Credit or Swingline Loans, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or waived by the Required Lenders and a court of competent jurisdiction has not determined that such condition precedent has in fact been satisfied, (b) notified the Parent Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied or waived by the Required Lenders and a court of competent jurisdiction has not determined that such condition precedent can in fact be satisfied) or under other agreements generally in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be deemed a Defaulting Lender under this clause (e) solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Delayed Draw Borrowing Date” shall have the meaning set forth in Section 2.01.

 “Delayed Draw Term Loan” means a term loan made on the Delayed Draw Borrowing Date pursuant to Section 2.01(b).

 “Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Delayed Draw Term Loans to the Borrower in an aggregate principal amount equal to the amount set forth under the heading “Delayed Draw Term Commitment” opposite such Lender’s name on Schedule 2.01. The aggregate amount of the Lenders’ Delayed Draw Term Commitments as of the Fifth Amendment and Restatement Effective Date is $150,000,000.

 “Delayed Draw Term Loan Lender” means a Lender with an outstanding Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan.

 “Delayed Draw Term Loan Commitment Period ” means the period commencing on the Fifth Restatement Effective Date and ending on June 17, 2013.

 “Disclosed Matters” means the public filings with the Securities and Exchange Commission made by the Parent Borrower or any of its Subsidiaries on Schedule 14A, Form S-4, Form 8-K, Form 10-Q, Form 10-K or Form 10 (as filed at least three days prior to the Fifth Amendment and Restatement Effective Date ).

 “Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (but shall exclude, as to any Person, the issuance by such Person of its Capital Stock, any Recovery Event as to any asset of such Person or any dividend or other distribution (whether in cash, securities or other property), or setting aside of property for any dividend or other distribution by such Person incidental to its Capital Stock). The terms “Dispose” and “Disposed of” shall have correlative meanings.

 “Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated in euro, Sterling or Yen, the equivalent in dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the applicable Borrower delivers a Borrowing Request (which, in accordance with Section 2.06, may be telephonic) for Loans or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in dollars shall be or include any relevant Dollar Equivalent amount.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent

Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

 “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any jurisdiction in the United States.

 “Effective Date Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a Term Loan on the Fifth Amendment and Restatement Effective Date in an amount not to exceed the amount set forth under the heading “Effective Date Term Commitment” opposite such Lender’s name on Schedule 2.01. The aggregate amount of the Lenders’ Term Commitments as of the Fifth Amendment and Restatement Effective Date is $270,000,000.

 “Effective Date Term Facilities” means the Effective Date Term Commitments and the Effective Date Term Loans made thereunder.

 “Effective Date Term Lenders” means the Persons listed on Schedule 2.01 with an Effective Date Term Commitment and any other Person that shall have become an Effective Date Term Lender pursuant to (i) an Assignment and Assumption or (ii) Section 2.24; in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

 “Effective Date Term Loan” means a term loan made by a Lender to the Parent Borrower on the Fifth Amendment and Restatement Effective Date pursuant to Section 2.01(a).

 “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

 “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

 “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 4971 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

 “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Domestic Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Domestic Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Domestic Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Domestic Plan; (d) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Domestic Plan; (e) a determination that any Domestic Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the receipt by the Parent Borrower or any ERISA Affiliate from the PBGC or any other Governmental Authority or a plan administrator of any notice relating to an intention to terminate any Domestic Plan or Domestic Plans or to appoint a trustee to administer any Domestic Plan or Domestic Plans under Section 4042 of ERISA; (g) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Domestic Plan or Multiemployer Plan; (h) the receipt by the Parent Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA; or (i) any Foreign Plan Event.

 “euro” or “€” means the single currency of Participating Member States introduced in accordance with the provision of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in euro, means immediately available, freely transferable funds in such currency.

 “Eurocurrency” means, when used in reference to any Loan or Borrowing, a Loan, or the Loans comprising such Borrowing, that are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

 “Event of Default” has the meaning assigned to such term in Article VII.

 “Exchange Rate” means, with respect the applicable currency on a particular date, the rate at which the applicable currency may be exchanged into dollars, as set forth at 11:00 a.m. Local Time on such date on the applicable Reuters Screen page. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to the applicable currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London interbank or other market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., Local Time, at such date for the purchase of dollars with the applicable currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

 “Excluded Hedging Obligation” means with respect to any Guarantor, (a) any Hedging Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Hedging Obligation or (b) any other Hedging Obligation designated as an “Excluded Hedging Obligation” of such Guarantor as specified in any agreement between the relevant Loan Party and swap counterparty applicable to such Hedging Obligations. If a Hedging Obligation arises under a master agreement governing more than one Hedging Agreement, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to  Hedging Agreements for which such Guarantee or security interest is or becomes illegal.

 “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) income, franchise or any branch profits taxes, (b) taxes imposed solely by reason of any present or former connection between the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made on account of any obligation of the Loan Parties hereunder and the jurisdiction imposing such taxes, other than any such connection arising as a result of any Loan Document or any transaction contemplated thereby, (c) any withholding tax imposed under FATCA and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Loan Party under Section 2.22(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of such new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 2.20(a).

 “Existing Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of September 23, 2011, among the Parent Borrower, the subsidiaries of the Parent Borrower party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

 “Existing Lenders” means the lenders party to the Existing Credit Agreement.

 “Existing Letters of Credit” means the Letters of Credit listed on Schedule 2.08.

 “Existing Mortgaged Properties” means the properties of the Parent Borrower and/or its Subsidiaries subject to a mortgage under the Existing Credit Agreement.

 “Exiting Lender” has the meaning provided in Section 2.26.

 “Facility” means each of (a) the Term Facility and (b) the Revolving Facilities.

 “FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(c)(1) of the Code promulgated thereunder or published administrative guidance implementing such Sections.

 “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

 “Fifth Amendment and Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

 “Financial Officer” means the chief financial officer or, if there is no chief financial officer, the principal accounting officer (or similarly designated officer) of the Parent Borrower.

 “Fitch” shall mean Fitch Investors Service, Inc.

 “Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994, and (iv) the Flood Insurance Reform Act of 2004, each as now or hereafter in effect or any successor statute thereto.

 “Foreign Lender” means any Lender that (a) if the Borrower is a U.S. Person, is organized under the laws of, or, for United States income tax purposes, is treated as a resident of, any jurisdiction outside the United States of America and (b) if the Borrower is not a U.S. Person, a Lender that is a resident or organized under the law of a jurisdiction other than that in which the Borrower is a resident for tax purposes.

 “Foreign Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that (a) is not subject to US law, (b) is maintained or contributed to by any Borrower or any Foreign Subsidiary for the benefit of employees employed outside of the United States and (c) is required under applicable law to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained by a Governmental Authority.

 “Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure of any Borrower or any Foreign Subsidiary to make or accrue, as applicable, any contributions or payments, as required by applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee to administer any such Foreign Plan, or to the insolvency of any such Foreign Plan, or (d) the incurrence of any liability of the Consolidated Entities under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein.

 “Foreign Subsidiary” means any Subsidiary that is not organized under the laws of any jurisdiction in the United States of America.

 “Funded Debt” means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

 “Funding Office” means the office of the Administrative Agent specified in Section 10.01 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the Lenders.

 “GAAP” means generally accepted accounting principles in the United States of America, applied in respect of all terms of an accounting or financial nature used herein in accordance with Section 1.04.

 “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

 “Granting Lender” has the meaning assigned to such term in Section 10.04(h).

 “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

 “Guarantee Agreement” means each Guarantee delivered by the applicable Material Domestic Subsidiary to the Administrative Agent whereby such Material Domestic Subsidiary shall guarantee the obligations under the Loan Documents, which Guarantee shall be substantially in the form of Exhibit C, as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

 “Guaranteed Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Bank, (d) each counterparty to a Hedging Agreement entered into with one or more of the Loan Parties if such counterparty was a Lender (or an affiliate of a Lender) at the time the Hedging Agreement was entered into and (e) the successors and assigns of each of the foregoing.

 “Guarantors” means the Subsidiaries that are or become parties to a Guarantee Agreement.

 “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

 “Hedging Agreement” means any swap agreement (as defined in 11 U.S.C. §101) or other interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

 “Hedging Obligations” means any Obligations of any Loan Party in respect of any Hedging Agreement.

 “Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Parent Borrower most recently ended, have gross assets with a value in excess of 7.50% of the consolidated total assets of the Consolidated Entities or revenues representing in excess of 10% of the total revenues of the Consolidated Entities on a consolidated basis for the four fiscal quarters ended as of such date and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Parent Borrower most recently ended, did not have gross assets with a value in excess of 7.50% of consolidated total assets of the Consolidated Entities or revenues representing in excess of 10% of total revenues of the Consolidated Entities on a consolidated basis for the four fiscal quarters ended as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 3.01, and the Parent Borrower shall update such Schedule from time to time after the Fifth Amendment and Restatement Effective Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Parent Borrower may determine).

 “Increased Amount Date” has the meaning assigned to such term in Section 2.24(a).

 “Incremental Amount” means, at  any time, the excess, if any, of (a) $350,000,000 over (b) the aggregate amount of all Incremental Term Loans made plus all

Incremental Revolving Commitments established prior to such time (but after the Fifth Amendment and Restatement Effective Date ) pursuant to Section 2.24(a).

 “Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

 “Incremental Facility” means any facility established by the Lenders pursuant to Section 2.24.

 “Incremental Facility Activation Notice” means a notice substantially in the form of Exhibit G.

 “Incremental Revolving Commitment” means the Revolving Commitment of any Lender, established pursuant to Section 2.24, to make Incremental Revolving Loans to a Borrower.

 “Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

 “Incremental Revolving Loans” means the Revolving Loans made by one or more Lenders to a Borrower pursuant to Section 2.24.

 “Incremental Term Lender” means each Lender which holds an Incremental Term Loan.

 “Incremental Term Loans” means the term loans made by one or more Lenders to a Borrower pursuant to Section 2.24.

 “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (including installment obligations but excluding accounts payable incurred in the ordinary course of business for which collection proceedings have not been commenced), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person and all obligations of such Person under Synthetic Leases, (h) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (i) the net obligations of such Person in respect of Hedging Agreements, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person arising with respect to Capital Stock that is mandatorily redeemable or redeemable at the option of the holder of such Capital Stock.

In determining the amount of Indebtedness of such Person of the type referred to in clause (e) or (f) above, the amount thereof shall be equal to the lesser of (i) the amount of the guarantee provided or the fair market value of collateral pledged (as applicable) and (ii) the amount of the underlying Indebtedness of such other Person so guaranteed or secured. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

 “Indemnified Taxes” means Taxes other than Excluded Taxes.

 “Information Memorandum” means the Confidential Information Materials dated  May 2013 relating to the Parent Borrower and the Transaction.

 “Insolvent” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

 “Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA less the aggregate amount of Capital Expenditures of the Consolidated Entities (excluding the principal amount of Indebtedness (other than any Loans) incurred in connection with such expenditures) to (b) Consolidated Interest Expense, in each case, for the period of four consecutive fiscal quarters of the Consolidated Entities ended on or most recently ended as of such date (except as provided in the definition of Consolidated Interest Expense).

 “Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.07.

 “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each calendar month, (b) with respect to any Eurocurrency Loan with an Interest Period of one week or one, two or three months, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of six months’ duration, that day three months after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to any Swingline Loan, the Swingline Loan Maturity Date.

 “Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, as the applicable Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period longer than one week that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

 “Issuing Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A. and any such other Lender, or affiliate of a Lender, reasonably acceptable to the Administrative Agent as may be appointed by the Parent Borrower from time to time and which appointment is accepted by such Lender or Lender affiliate in its sole discretion, each in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 2.08. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

 “Japanese Borrower” means Charles River Laboratories Japan, Inc.

 “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

 “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Parent Borrower at such time. The LC Exposure of any Lender at any time shall be its USD Revolving Commitment Percentage of the total LC Exposure at such time.

 “Lenders” means Term Lenders and the Revolving Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

 “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

 “Leverage Ratio” means, on any date, the ratio of (a)(i) Consolidated Indebtedness plus (ii) the aggregate outstanding attributed principal amount under any Receivables Financing Program incurred in accordance with this Agreement, as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Consolidated Entities ended on or most recently ended as of such date.

“LIBO Rate” means, (a) with respect to any Eurocurrency Borrowing denominated in dollars or Sterling for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the applicable currency and period as appearing on pages LIBOR01 or LIBOR02 of the Reuters Screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, collectively with the Reuters screen rates set forth in clauses (b) and (c) below, “Screen Rates” and each a “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, with respect to Eurocurrency Borrowings in Sterling, on the first day of such Interest Period), (b) with respect to any Eurocurrency Borrowing denominated in euros for any Interest Period, the rate appearing on Reuters Screen EURIBOR01 (it being understood that this rate is the euro interbank offered rate (known as the “EURIBOR Rate”) sponsored by the Banking Federation of the European Union (known as the “FBE”) and the Financial Markets Association (known as the “ACI”)) at approximately 10:00 a.m., London time, two Business

Days prior to the commencement of such Interest Period, as the rate for deposits in euro with a maturity comparable to such Interest Period and (c) with respect to any Eurocurrency Borrowing denominated in Yen for any Interest Period, the rate per annum appearing on the TIBM Page under the caption “Average of 10 Banks” of Reuters (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters) at approximately 11:00 a.m., Tokyo time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Yen with a maturity comparable to such Interest Period. In the absence of a period comparable to the Interest Period being available as a Screen Rate, (a “Discontinued Interest Period”), then (provided there are Screen Rates for other Interest Periods for the applicable currency) the LIBO Rate shall mean the Interpolated Screen Rate as of approximately 11:00 a.m., London time (or in the case of Yen, approximately 11:00 a.m. Tokyo time), two Business Days prior to the commencement of such Interest Period (or, with respect to Eurocurrency Borrowings in Sterling, on the first day of such Interest Period). “Interpolated Screen Rate” means the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate which results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available for the applicable currency) which is less than the relevant Discontinued Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) which exceeds the relevant Discontinued Interest Period, each as of approximately 11:00 a.m., London time, (or in the case of Yen, approximately 11:00 a.m. Tokyo time) two Business Days prior to the commencement of the Discontinued Interest Period (or, with respect to Eurocurrency Borrowings in Sterling, on the first day of such Interest Period).

 “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

 “Loan Documents” means this Agreement, each Security Document and each Hedging Agreement between a Loan Party and a Lender or an Affiliate of a Lender, as each may be amended or supplemented from time to time.

 “Loan Parties” means the Borrowers and the Guarantors.

 “Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

 “Local Time” means (i) London time, in the case of any Loan denominated in euro or Sterling, (ii) Tokyo time, in the case of an Loan denominated in Yen and (iii) New York City time, in all other instances.

 “Majority Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount the Term Loans or the total Revolving Credit Exposures, as the case may be, outstanding under such Facility (or, in the case of the

Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the total Revolving Commitments).

 “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Consolidated Entities taken as a whole, (b) the ability of any Loan Party to perform, or the enforceability against any Loan Party of, any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

 “Material Domestic Subsidiary” means a Domestic Subsidiary that is a Material Subsidiary; provided that, for purposes of Sections 5.09(a)(i) and (ii), no Receivables Subsidiary shall be deemed to be a Material Domestic Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Consolidated Entities in an aggregate principal amount exceeding $25,000,000 in the aggregate. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Consolidated Entity in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Consolidated Entity would be required to pay if such Hedging Agreement were terminated at such time.

 “Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

 “Maturity Date” means the date that is the fifth anniversary of the Fifth Amendment and Restatement Effective Date .

 “Moody’s” means Moody’s Investors Service, Inc.

 “Mortgaged Properties” means the real properties listed on Schedule 1.01, and any real property that becomes subject to a Mortgage pursuant to Section 5.09.

 “Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit F (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded or as shall otherwise be agreed to by the Parent Borrower and the Administrative Agent).

 “Multicurrency Revolving Commitment” means, with respect to each Multicurrency Revolving Lender, the commitment of such Lender (which is a sublimit of the Revolving Commitment of such Lender) to make Multicurrency Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.11, (b) increased from time to time pursuant to Section 2.24, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s Multicurrency Revolving Commitment as of the Fifth Amendment and Restatement Effective Date is set forth on Schedule 2.04, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Revolving Commitment as of the date of such Assignment and Assumption, as applicable. The Dollar Equivalent of the aggregate amount of the Lenders’ Multicurrency Revolving Commitments as of the Fifth Amendment and Restatement Effective Date is $300,000,000.

 “Multicurrency Revolving Commitment Percentage” means, with respect to any Revolving Lender, the percentage of the total Multicurrency Revolving Commitments represented by such Lender’s Multicurrency Revolving Commitment; provided that in the case of Section 2.25 when a Defaulting Lender shall exist, “Multicurrency Revolving Commitment Percentage” shall mean the percentage of the total Multicurrency Revolving Commitments (disregarding any Defaulting Lender’s Multicurrency Revolving Commitment) represented by such Lender’s Multicurrency Revolving Commitment. If the Multicurrency Revolving Commitments have terminated or expired, the Multicurrency Revolving Commitment Percentages shall be determined based upon the Multicurrency Revolving Commitments most recently in effect, giving effect to any assignments.

 “Multicurrency Revolving Facility” means the Multicurrency Revolving Commitments and the extensions of credit made thereunder.

 “Multicurrency Revolving Lenders” means the Persons listed on Schedule 2.04 under the heading “Multicurrency Revolving Lenders”, any Incremental Revolving Lender that becomes a Multicurrency Revolving Lender pursuant to Section 2.24 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

 “Multicurrency Revolving Loan” means a revolving credit loan denominated in euro or Sterling, including any Incremental Revolving Loan denominated in euro or Sterling.

 “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

 “Net Cash Proceeds” means, in connection with any issuance or incurrence of Indebtedness or Receivable Financing Program, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

 “Obligations” means (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (b) each payment required to be made in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, (c) all other monetary obligations, including fees (including fees and disbursements of counsel), costs, expenses, guaranties and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each

Loan Party to the Administrative Agent or any Lender under this Agreement and the other Loan Documents and (d) all monetary obligations of each Loan Party under each Hedging Agreement entered into with any counterparty that was a Lender (or an Affiliate of a Lender) at the time such Hedging Agreement was entered into. Notwithstanding the foregoing, the Obligations of any Guarantor shall not include any Excluded Hedging Obligations of such Guarantor.

 “Other Taxes” means any and all present or future recording, stamp, documentary excise, transfer, sales, property or similar taxes, charges or levies imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document including any interest, additions to tax or penalties applicable thereto.

 “Parent Borrower” means Charles River Laboratories International, Inc., a corporation organized under the laws of Delaware.

 “Participating Member State” means a member of the European Community that adopts or has adopted the euro as its currency in accordance with legislation of the European Community relating to Economic and Monetary Union Legislation.

 “PBGC” means the Pension Benefit Guaranty Corporation as defined in section 4002 of ERISA and any successor entity performing similar functions.

 “Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, if immediately after giving effect thereto: (a) such acquisition is of the majority of the assets of, or Capital Stock in, a Person or division or line of business or other business unit of a Person and relates to the business conducted by the Consolidated Entities as of the date hereof or in a business reasonably related thereto; (b) no Event of Default shall have occurred and be continuing or would result therefrom; (c) all transactions related thereto shall be consummated in accordance with applicable laws; (d) any acquired or newly formed corporation, partnership or limited liability company shall be a Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken or will be taken within the time periods specified therein; and (e) the Consolidated Entities shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.10 and 6.11 recomputed as at the last day of the most recently ended fiscal quarter of the Consolidated Entities as if such acquisition and related financings or other transactions had occurred on the first day of the period for testing such compliance and, if the consideration provided in connection with such acquisition exceeds $40,000,000, then the Parent Borrower shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all financial information as required under Section 5.01(c) for the Person or assets to be acquired.

 “Permitted Additional Indebtedness” means senior unsecured or subordinated Indebtedness, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption, mandatory prepayment or sinking fund obligation prior to the Maturity Date in effect as at the time such Indebtedness is incurred (other than as a result of a change of control and acceleration rights after an event of default), (b) of which no Domestic Subsidiary of the Parent Borrower is a guarantor that is not a Guarantor and (c) if on the date of the incurrence of such Indebtedness, (i) no Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness and (ii) the Consolidated Entities are in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness with the covenants contained in Sections 6.10 and 6.11 recomputed as at the last day of the most recently ended fiscal quarter of the Consolidated Entities as if the incurrence of such Indebtedness and the application of the proceeds thereof had occurred on the first day of the period for testing such compliance; provided that a certificate of the Financial Officer delivered to the Administrative Agent at least ten Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with the basis of determination of pro forma covenant compliance referred to above, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

 “Permitted Encumbrances” means:

(a)      Liens imposed by law for taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days or (ii) are being contested in compliance with Section 5.04;

(c)      pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)      deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)      judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII (and liens securing bonds or letters of credit posted to bond any such judgment);

(f)      easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Consolidated Entity; and

(g)      with respect to each Mortgaged Property, the liens and other title matters listed on Schedule B to the title policy covering such Mortgaged Property or as is reasonably acceptable to the Administrative Agent;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or any obligation imposed pursuant to Section 430(k) of the Code or 303(k) of ERISA.

 “Permitted Investments” means:

(a)      direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof);

(b)      investments in commercial paper;

(c)      investments in certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)      fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)      corporate obligations, bank obligations, Yankee bonds, medium-term notes and deposit notes;

(f)      municipal bonds, notes and commercial paper (taxable or tax exempt);

(g)      auction rate securities (taxable or tax exempt), variable rate demand notes, puttable bonds and asset backed securities;

(h)      mutual funds investing predominantly in the Permitted Investments listed in subparagraphs (a) through (g) above; and

(i)      with respect to a Foreign Subsidiary, securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof in the jurisdiction of domicile of such Foreign Subsidiary;

provided that (i) all Permitted Investments with a maturity of less than one year shall bear at least, from two of the following rating services, a rating of at least A1 by S&P, P1 by Moody’s and/or F1 by Fitch and  (ii) all Permitted Investments with a maturity of one year or more (other than Permitted Investments referred to in clauses (a) and (i) above) shall bear at least, from one of the following rating services, a rating of at least A by S&P, A2 by Moody’s and/or A by Fitch; provided further that at least 90% of the all Permitted Investments at any time will have a maximum effective maturity of two years or less.

 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

 “Plan” means a Domestic Plan or a Foreign Plan.

 “Pledge Agreement” means each pledge agreement delivered by the Parent Borrower or any applicable Material Domestic Subsidiary to the Administrative Agent, whereby such Person shall grant to the Administrative Agent a first-priority Lien on Indebtedness and Capital Stock held by such Person to secure the Obligations, which pledge agreement shall be substantially in the form of Exhibit D, as amended, supplemented, restated, amended and restated or otherwise modified from time to time or, in the case of any pledge agreement with respect to the pledge of any Capital Stock of a first-tier Foreign Subsidiary which is directly owned by the Parent Borrower or any Material Domestic Subsidiary, shall be in form and substance reasonably satisfactory to the Administrative Agent and its local counsel.

 “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

 “Qualified Keepwell Provider” means, in respect of any Hedging Obligation, each applicable Loan Party that, at the time the relevant Guarantee (or grant of the relevant security interest by, as applicable) becomes effective with respect to such Hedging Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Hedging Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

 “Receivables Financing Program” means a program under which any of the Consolidated Entities sell, transfer, encumber or otherwise dispose of accounts receivable and/or related ancillary rights or assets, or interests therein, without recourse (except for customary representations and customary non-credit dilution provisions) other than with respect to such Consolidated Entity’s retained interest in such accounts receivable and/or related ancillary rights or assets or interests therein, such program to have terms and conditions reasonably acceptable to the Administrative Agent; provided that the aggregate outstanding attributed principal amount under such program shall not exceed $100,000,000 at any time.

 “Receivables Subsidiary” means any single purpose, bankruptcy remote entity formed and operating solely in connection with a Receivables Financing Program permitted under this Agreement.

 “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Consolidated Entity in an amount in excess of $20,000,000.

 “Register” has the meaning set forth in Section 10.04(c).

 “Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

 “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

 “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

 “Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

 “Required Lenders” means, at any time, the holders of more than 50% of (a) until the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02), the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans and aggregate amount of the Delayed Draw Term Loan Commitments then outstanding and (ii) the total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the total Revolving Credit Exposures.

 “Revolving Commitment Period” means, with respect to a Revolving Facility, the period from and including the Fifth Amendment and Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments under such Revolving Facility.

 “Revolving Commitments” means the USD Revolving Commitment, the Multicurrency Revolving Commitment and the Yen Revolving Commitment, it being understood that with respect to each Revolving Lender with a USD Revolving Commitment, a Multicurrency Revolving Commitment and a Yen Revolving Commitment, (a) the amount of such Lender’s total Revolving Commitment is equal to such Lender’s USD Revolving Commitment, (b) the amount of such Lender’s Multicurrency Revolving Commitment is a sublimit within such Lender’s total Revolving Commitment and (c) the amount of such Lender’s Yen Revolving Commitment is a sublimit within such Lender’s total Multicurrency Revolving Commitment.

 “Revolving Commitment Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that in the case of Section 2.25 when a Defaulting Lender shall exist, “Revolving Commitment Percentage” shall mean the percentage of the total USD Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Commitment Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

 “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount at such time of such Lender’s (a) USD Revolving Credit Exposure, (b) Multicurrency Revolving Loans and (c) Yen Revolving Loans.

 “Revolving Facility” means each of the USD Revolving Facility, the Multicurrency Revolving Facility and the Yen Revolving Facility.

 “Revolving Lenders” means the USD Revolving Lenders, the Multicurrency Revolving Lenders and the Yen Revolving Lenders.

 “Revolving Loans” means the USD Revolving Loans, the Multicurrency Revolving Loans and the Yen Revolving Loans.

 “S&P” means Standard & Poor’s Ratings Services.

 “Security Agreement” means each security agreement delivered by the Parent Borrower or any applicable Material Domestic Subsidiary, whereby such Person shall grant to the Administrative Agent a first-priority Lien on its personal property to secure the Obligations, which security agreement shall be substantially in the form of Exhibit E, as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

 “Security Documents” means each Guarantee Agreement, each Security Agreement, each Pledge Agreement, each Mortgage and each other security agreement, document and instrument from time to time executed and delivered to the Administrative Agent, pursuant to the terms of the Loan Documents.

 “SPC” has the meaning assigned to such term in Section 10.04(h).

 “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority with jurisdiction over the Administrative Agent or any Lender (including any branch, affiliate or other funding office thereof making or holding a Loan) for any category of liabilities which includes deposits by reference to which the Adjusted LIBO Rate in respect of any Borrowing is determined. Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

 “Sterling” and “£” shall mean the lawful currency of the United Kingdom.

 “Subrogation Rights” has the meaning assigned to such term in Article IX.

 “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, trust, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, trust, association or other entity (a) of which securities or other ownership or participation interests representing more than 50% of the equity or participation interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

 “Subsidiary” means any subsidiary of the Parent Borrower and any subsidiary of the Parent Borrower created or acquired by the Parent Borrower after the date hereof.

 “Subsidiary Borrowers’ Obligations” means the Obligations of the Subsidiary Borrowers.

 “Subsidiary Borrowers” means Charles River UK Limited, the Japanese Borrower, Charles River Laboratories Luxembourg S.a.r.l and Charles River Nederland B.V.

 “Super-Majority Facility Lenders” means, with respect to any Facility, the holders of more than 66-2/3 % of the (i) aggregate unpaid principal amount of the Term Loans and aggregate outstanding amount of Delayed Draw Term Loan Commitments or (ii) aggregate unpaid principal amount of the total Revolving Credit Exposures, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 66-2/3% of the total Revolving Commitments).

 “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its USD Revolving Commitment Percentage of the total Swingline Exposure at such time.

 “Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

 “Swingline Loan” means a Loan made pursuant to Section 2.07.

 “Swingline Loan Maturity Date” means the maturity date requested by the Parent Borrower in connection with a Swingline Loan (which date shall in no event be later than the earlier of (a) 30 days after the date of such Borrowing thereof and (b) the Maturity Date).

 “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

 “TARGET” means the Trans-European Automated Real-time Gross settlement Express Transfer system.

 “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

 “Term Commitment” means, with respect to each Term Lender, the Effective Date Term Commitment and the Delayed Draw Term Commitment, as applicable.

“Term Facility” means the Term Commitments and the Term Loans made thereunder.

“Term Lenders” means the Persons listed on Schedule 2.01 with a Term Commitment or a Delayed Draw Term Commitment and any other Person that shall have become Term Lender pursuant to (i) an Assignment and Assumption or (ii) Section 2.24; in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term Loans” means (i) a term loan made by a Lender to the Parent Borrower on the Fifth Amendment and Restatement Effective Date, (ii) a Delayed Draw Term Loan or (iii) an Incremental Term Loan.

“Term Percentage” means, with respect to any Term Lender, the percentage of the aggregate principal amount of the then outstanding Term Loans represented by the aggregate principal amount of such Term Lender’s then outstanding Term Loans.

“Transactions” means the execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Administrative Agent” shall have the meaning set forth in the definition of “Administrative Agent”.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“USD Revolving Commitment” means, with respect to each USD Revolving Lender, the commitment of such Lender to make USD  Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s USD Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.11, (b) increased from time to time pursuant to Section 2.24 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s USD Revolving Commitment as of the Fifth Amendment and Restatement

Effective Date is set forth on Schedule 2.04, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its USD Revolving Commitment as of the date of such Assignment and Assumption, as applicable. The aggregate amount of the Lenders’ USD Revolving Commitments as of the Fifth Amendment and Restatement Effective Date is $550,000,000.

 “USD Revolving Commitment Percentage” means, with respect to any Revolving Lender, the percentage of the total USD Revolving Commitments represented by such Lender’s USD Revolving Commitment; provided that in the case of Section 2.25 when a Defaulting Lender shall exist, “USD Revolving Commitment Percentage” shall mean the percentage of the total USD Revolving Commitments (disregarding any Defaulting Lender’s USD Revolving Commitment) represented by such Lender’s USD Revolving Commitment. If the USD Revolving Commitments have terminated or expired, the USD Revolving Commitment Percentages shall be determined based upon the USD Revolving Commitments most recently in effect, giving effect to any assignments.

 “USD Revolving Credit Exposure” means, with respect to any USD Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s USD Revolving Loans and its LC Exposure and Swingline Exposure at such time.

 “USD Revolving Facility” means the USD  Revolving Commitments and the extensions of credit made thereunder.

 “USD Revolving Lenders” means the Persons listed on Schedule 2.04 under the heading “USD Revolving Lenders”, any Incremental Revolving Lender that becomes a USD Revolving Lender pursuant to Section 2.24 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

 “USD Revolving Loan” means a revolving credit loan denominated in dollars, including any Incremental Revolving Loan denominated in dollars).

 “Wholly-Owned Guarantor” means a Guarantor that is a Wholly-Owned Subsidiary.

 “Wholly-Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower and/or one or more other Wholly-Owned Subsidiaries.

 “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

 “Yen” and “¥” refer to the lawful currency of Japan.

 “Yen Revolving Commitment” means, with respect to each Yen Revolving Lender, the commitment of such Lender (which is a sublimit of the Multicurrency Revolving Commitment of such Lender) to make Yen Revolving Loans, as such commitment may be (a)

reduced from time to time pursuant to Section 2.11, (b) increased from time to time pursuant to Section 2.24, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s Yen Revolving Commitment as of the Fifth Amendment and Restatement Effective Date is set forth on Schedule 2.04, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Yen Revolving Commitment as of the date of such Assignment and Assumption, as applicable. The Dollar Equivalent of the aggregate amount of the Lenders’ Yen Revolving Commitments as of the Fifth Amendment and Restatement Effective Date is $30,000,000.

 “Yen Revolving Commitment Percentage” means, with respect to any Revolving Lender, the percentage of the total Yen Revolving Commitments represented by such Lender’s Yen Revolving Commitment; provided that in the case of Section 2.25 when a Defaulting Lender shall exist, “Yen Revolving Commitment Percentage” shall mean the percentage of the total Yen Revolving Commitments (disregarding any Defaulting Lender’s Yen Revolving Commitment) represented by such Lender’s Yen Revolving Commitment. If the Yen Revolving Commitments have terminated or expired, the Yen Revolving Commitment Percentages shall be determined based upon the Yen Commitments most recently in effect, giving effect to any assignments.

 “Yen Revolving Facility” means the Yen Revolving Commitments and the extensions of credit made thereunder.

 “Yen Revolving Lenders” means (a) the Persons listed on Schedule 2.04 under the heading “Yen Revolving Lenders”, (b) any Incremental Revolving Lender that becomes a Yen Revolving Lender pursuant to Section 2.24 and (c) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. The Yen Revolving Lenders set forth in clauses (a) and (b) above (and clause (c) to the extent that such Person assumes obligations to extend any additional Loan under the Yen Revolving Commitment (including any Loan to refinance of any existing Loan under the Yen Revolving Commitment)), shall have a license required to engage in the business of lending money in Japan.

“Yen Revolving Loan” means a revolving credit loan denominated in Yen, including any Incremental Revolving Loan denominated in Yen.

SECTION 1.02.  Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”) or by Revolving Facility (e.g., a “USD Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”) or by Revolving Facility (e.g., a “USD Borrowing”).

SECTION 1.03.  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word

“shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to (a) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or Subsidiary at “fair value”, as defined therein and (b) except with respect to any 2.25% Convertible Notes, any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (ii) if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Term Commitments. (a) Subject to the terms and conditions set forth herein, each Effective Date Term Lender severally agrees to make an Effective Date Term Loan to the Parent Borrower on the Fifth Amendment and Restatement Effective Date in an amount not to exceed the amount of the Effective Date Term Commitment of such Lender.

(b)  Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally agrees to make a Delayed Draw Term Loan to the Parent Borrower in a single draw on any Business Day (the “Delayed Draw Borrowing Date”) during the Delayed Draw Term Loan Commitment Period in an amount not to exceed the amount of the Delayed Draw Term Commitment of such Lender.

The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.16.

SECTION 2.02.  Procedure for Term Loan Borrowings. To borrow Term Loans on the Fifth Amendment and Restatement Effective Date or Delayed Draw Borrowing Date, as applicable, the Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days prior to the applicable date or (b) in the case of an ABR Borrowing, not later 11:00 a.m., New York City time, one Business Day prior to the applicable date) requesting that the Effective Date Term Lenders make the Effective Date Term Loans on the Fifth Amendment and Restatement Effective Date or the Delayed Draw Term Lenders make the Delayed Draw Term Loans on the Delayed Draw Borrowing Date, as applicable, and specifying the amount to be borrowed and, except in the case of ABR Borrowing of Term Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term Interest Period. Upon receipt of such Borrowing Request the Administrative Agent shall promptly notify each applicable Term Lender thereof. Not later than 10:00 a.m., New York City time on the Fifth Amendment and Restatement Effective Date or  Delayed Draw Borrowing Date, as applicable, each Term Lender shall make available to the Administrative Agent at the applicable Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the applicable Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

SECTION 2.03.  Repayment of Term Loans. Each Term Loan of each Term Lender shall mature in 20 consecutive quarterly installments, each of which shall be in an amount equal to the product of such Lender’s Term Percentage, as applicable, multiplied by (i) the Amortization Percentage set forth below opposite such installment and (ii) the initial principal amount of the Term Loans borrowed on the Fifth Amendment and Restatement Effective Date and Delayed Draw Borrowing Date.

Installment	Amortization Percentage
September 30, 2013	1.25%
December 31, 2013	1.25%

March 31, 2014	1.25%
June 30, 2014	1.25%
September 30, 2014	2.50%
December 31, 2014	2.50%

March 31, 2015	2.50%
June 30, 2015	2.50%
September 30, 2015	2.50%
December 31, 2015	2.50%

March 31, 2016	2.50%
June 30, 2016	2.50%
September 30, 2016	3.75%
December 31, 2016	3.75%

March 31, 2017	3.75%
June 30, 2017	3.75%
September 30, 2017	5.00%
December 31, 2017	5.00%

March 31, 2018	5.00%
Maturity Date	45.00%

SECTION 2.04.  Revolving Commitments. (a)  Subject to the terms and conditions set forth herein, each USD Revolving Lender agrees to make USD Revolving Loans to the Parent Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding the amount of such Lender’s Revolving Commitment or (ii) the total Revolving Credit Exposure exceeding the total Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower may borrow, prepay and reborrow USD Revolving Loans.

(b)      Subject to the terms and conditions set forth herein, each Multicurrency Revolving Lender agrees to make Multicurrency Revolving Loans to the Parent Borrower and/or the Subsidiary Borrowers (other than the Japanese Borrower) from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which (i) does not exceed such Lender’s Multicurrency Revolving Commitment, (ii) will not result in such Lender’s Revolving Credit Exposure exceeding the amount of such Lender’s Revolving Commitment and (iii) will not result in the total Revolving Credit Exposure exceeding the total Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower and/or the Subsidiary Borrowers may borrow, prepay and reborrow Multicurrency Revolving Loans.

(c)      Subject to the terms and conditions set forth herein, each Yen Revolving Lender agrees to make Yen Revolving Loans to the Japanese Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which (i) does not exceed such Lender’s Yen Revolving Commitment, (ii) does not exceed such Lender’s Multicurrency Revolving Commitment, (iii) will not result in such Lender’s Revolving Credit Exposure exceeding the amount of such Lender’s Revolving Commitment and (iv) will not result in the total Revolving Credit Exposure exceeding the total Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, only the Japanese Borrower may borrow, prepay and reborrow Yen Revolving Loans.

SECTION 2.05.  Revolving Loans and Borrowings. (a)  Each Revolving Loan under any Revolving Facility shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments under such Revolving Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders under each Revolving Facility are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)      Subject to Section 2.17, (i) each USD Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Parent Borrower may request in accordance herewith and (ii) each Multicurrency Revolving Borrowing and Yen Revolving Borrowing shall be comprised entirely of Eurocurrency Loans as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)      At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is not less than (i) $1,000,000 and an integral multiple of $100,000 in excess thereof in the case of Borrowings denominated in dollars, (ii) €1,000,000 and an integral multiple of €100,000 in excess thereof in the case of Borrowings denominated in euros, (iii) £1,000,000 and an integral multiple of £100,000 in excess thereof in the case of Borrowings denominated in Sterling and (iv) ¥100,000,000 and an integral multiple of ¥10,000,000 in excess thereof in the case of Borrowings denominated in Yen. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Each Swingline Borrowing shall be in an amount that is not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than an aggregate total of (i) ten dollar, euro, Sterling or Yen Eurocurrency Borrowings or (ii) three Swingline Borrowings.

(d)      Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.06.  Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent (which in the case of a Borrowing denominated in dollars or Yen, shall be the U.S. Administrative Agent) of such request by telephone (or in the case of a Borrowing denominated in euro, Sterling or Yen, in writing) (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before (or in the case of a Borrowing denominated in Yen, not later than 11:00 a.m. New York City time, four Business Days before) the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and in the case of telephonic notice shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.05:

(i)           the aggregate amount of the requested Borrowing;

(ii)          the Revolving Facility under which the Borrowing is to be made:

(iii)         the date of such Borrowing, which shall be a Business Day;

(iv)         in the case of a USD Borrowing, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)          in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)         the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.09.

If no election as to the Type of any USD Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.07.  Swingline Loans. (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in dollars to the Parent Borrower from time to time during the Revolving Commitment Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that no Swingline Loan shall be made or requested to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower may borrow, prepay and reborrow Swingline Loans.

(b)      To request a Swingline Loan, the Parent Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Parent Borrower. The Swingline Lender shall make each Swingline Loan available to the Parent Borrower by means of a credit to the general deposit account of the Parent Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)      The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the USD Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which USD Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each USD Revolving Lender, specifying in such notice such Lender’s USD Revolving Commitment Percentage of such Swingline Loan or Loans. Each USD Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s USD Revolving Commitment Percentage of such Swingline Loan or Loans. Each USD Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each USD Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.09 with respect to Loans made by such Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the USD Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the USD Revolving Lenders. The Administrative Agent shall notify the Parent Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Parent Borrower (or other party on behalf of the Parent Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the USD Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Parent Borrower of any default in the payment thereof.

SECTION 2.08.  Letters of Credit. (a)  General. Subject to the terms and conditions set forth herein, the Parent Borrower may request the issuance of Letters of Credit denominated in dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the

Issuing Bank, at any time and from time to time during the Revolving Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Parent Borrower to, or entered into by the Parent Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)      Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Parent Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Parent Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Parent Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $40,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total USD Revolving Commitments.

(c)      Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date not later than one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)      Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the USD Revolving Lenders, the Issuing Bank hereby grants to each USD Revolving Lender, and each USD Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s USD Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each USD Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s USD Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Parent Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Parent Borrower for any reason. Each USD Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving

Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)      Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Parent Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Parent Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Parent Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Parent Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Parent Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.06 or 2.07 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Parent Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Parent Borrower fails to make such payment when due, the Administrative Agent shall notify each USD Revolving Lender of the applicable LC Disbursement, the payment then due from the Parent Borrower in respect thereof and such Lender’s USD Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each USD Revolving Lender shall pay to the Administrative Agent its USD Revolving Commitment Percentage of the payment then due from the Parent Borrower, in the same manner as provided in Section 2.09 with respect to Loans made by such Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Parent Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Parent Borrower of its obligation to reimburse such LC Disbursement.

(f)      Obligations Absolute. The Parent Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Parent Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing (including the first sentence of this paragraph (f)) shall not be construed to excuse the Issuing Bank from liability to the Parent Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Parent Borrower to the extent permitted by applicable law) suffered by the Parent Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)      Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Parent Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Parent Borrower of its obligation to reimburse the Issuing Bank and the USD Revolving Lenders with respect to any such LC Disbursement.

(h)      Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Parent Borrower shall reimburse such LC Disbursement in full on the date repayment of such LC Disbursement is due in accordance with Section 2.08(e), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is due to but excluding the date that the Parent Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)      Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the USD Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Parent Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.15(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)      Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Parent Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the USD Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Parent Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations with respect to Letters of Credit under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Parent Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Parent Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Parent Borrower under this Agreement. If the Parent Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid), together with any interest amount thereon, shall be returned to the Parent Borrower within three Business Days after all Events of Default have been cured or waived.

(k)      Transition of Existing Letters of Credit.

(i)           Upon the Fifth Amendment and Restatement Effective Date , all Existing Letters of Credit shall be deemed to have ceased to be outstanding under the Existing Credit Agreement and shall be deemed instead to have been issued under this Agreement on the Fifth Amendment and Restatement Effective Date and to be outstanding under this Agreement.

(ii)           The Parent Borrower represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that Schedule 2.08 to this Agreement sets forth a true and complete listing of all Existing Letters of Credit.

SECTION 2.09.  Funding of Borrowings. (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time (or in the case of Yen denominated Borrowings, 11:00 a.m. Local Time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.07. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent or as otherwise designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)      Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the lesser of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to the relevant Borrowing. If any such amount required to be paid by any Lender is not in fact made available to the Administrative Agent within three Business Days following the date upon which such Lender receives notice from the Administrative Agent, the Administrative Agent shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from such due date at the rate set forth in the preceding sentence plus 3%. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.10.  Interest Elections. (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, (i) the applicable Borrower may elect to continue any Eurocurrency Borrowing by electing successive Interest Periods therefore and (ii) the Parent Borrower may elect to convert any Borrowing denominated in dollars to a different Type, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)      To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent (which in the case of a Borrowing denominated in dollars or Yen, shall be the U.S. Administrative Agent) of such election by the time and in the manner that a Borrowing Request would be required under Section 2.02 or 2.06, as the case may be, if such Borrower were requesting a Borrowing of the Type and currency resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and in the case of telephonic notice shall be confirmed promptly by hand delivery or telecopy to the applicable Administrative Agent of a written Interest Election Request in a form approved by the applicable Administrative Agent and signed by the applicable Borrower.

(c)      Each telephonic and written Interest Election Request shall specify the following information (and in the case of Revolving Borrowings, in compliance with Section 2.05):

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           in the case of a Revolving Borrowing denominated in dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)           if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)      Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)      If the Parent Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing denominated in dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Borrowing denominated in euro prior to the end of the Interest Period applicable thereto, then, unless such

Borrowing is repaid as provided herein, at the end of such Interest Period the applicable Borrower shall be deemed to have elected to continue such Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency Borrowing denominated in euro shall be due and payable on the last day of the Interest Period applicable thereto.

SECTION 2.11.  Termination and Reduction of Commitments. (a)  Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date. Unless previously terminated, the Effective Date Term Commitments shall terminate upon the making of the Effective Date Term Loans on the Fifth Amendment and Restatement Effective Date.

(b)      The Parent Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments under any Revolving Facility; provided that (i) each reduction of the Revolving Commitments under any Revolving Facility shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (ii) the Parent Borrower shall not terminate or reduce the Revolving Commitments under a Revolving Facility if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.13,  (i) the Multicurrency Revolving Loans of any Lender exceed such Lender’s Multicurrency Revolving Commitment, (ii) the Yen Revolving Loans of any Lender exceed such Lender’s Yen Revolving Commitment, (iii) the  Revolving Credit Exposure of any Lender exceeds the amount of such Lender’s USD Revolving Commitment, (iv) the total Revolving Credit Exposures would exceed the total USD Revolving Commitments, (v) the total Multicurrency Revolving Loans would exceed the Multicurrency Revolving Commitments or (v) the total Yen Revolving Loans would exceed the Yen Revolving Commitments .

(c)      The Parent Borrower may at any time terminate, or from time to time reduce, the Delayed Draw Term Loan Commitments; provided that (i) each reduction of the Delayed Draw Term Loan Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Unless previously terminated the Delayed Draw Term Loan Commitments shall terminate at 5:00 p.m. New York City time on June 17, 2013.

(d)      The Parent Borrower shall notify the Administrative Agent (which in the case of a Commitment denominated in dollars or Yen, shall be the U.S. Administrative Agent) of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any written notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent Borrower (by notice to the applicable Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of

Commitments shall be permanent. Each reduction of any Commitments shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

SECTION 2.12.  Repayment of Revolving Loans; Evidence of Debt. (a)  Each Borrower hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower. The Parent Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Swingline Loan Maturity Date; provided that on each date that a USD Revolving Borrowing is made, the Parent Borrower shall repay all Swingline Loans then outstanding.

(b)      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)      The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)      The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.13.  Optional Prepayments. (a)  Subject to Section 2.19, each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)      The applicable Borrower shall notify the Administrative Agent (which in the case of a Borrowing denominated in dollars or Yen, shall be the U.S. Administrative Agent) (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before (or, in the case of a Borrowing denominated in Yen, 11:00 a.m New York City time four Business Days before) the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.11, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with

Section 2.11. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.05. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.16.

SECTION 2.14.  Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Consolidated Entity (other than as permitted under Section 6.01), an amount equal to 100% of the Net Cash Proceeds shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans ratably in accordance with the respective outstanding principal amounts thereof and as otherwise set forth in Section 2.14(c); provided that no prepayment shall be required to be made pursuant to this subsection (a) if the Leverage Ratio on the last the day of the fiscal quarter most recently ended is 3.00 to 1.00 or less.

(b)      If on any date any Consolidated Entity shall receive Net Cash Proceeds in connection with any Receivables Financing Program then such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans ratably in accordance with the respective outstanding principal amounts thereof and as otherwise set forth in Section 2.14(c).

(c)      Amounts to be applied in connection with prepayments made pursuant to this Section 2.14 shall (i) be applied to the remaining installments thereof as directed by the Parent Borrower and in accordance with Section 2.21(b) and (ii) be reduced (but not below zero) to the extent of prepayments of the Term Loans prepaid pursuant to Section 2.13 at any time during the twelve month period ending on the date such prepayment would otherwise be required under this Section 2.14. Prepayments shall be made, first, to ABR Loans and, second, to Eurocurrency Loans and in each case, together with accrued interest to the date of such prepayment on the amount prepaid and the principal amount of Term Loans and accrued interest thereon to be paid by the applicable Borrower pursuant to any such prepayment shall not exceed in the aggregate the applicable portion of Net Cash Proceeds with respect to such prepayment.

SECTION 2.15.  Fees. (a)  The Parent Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Fifth Amendment and Restatement Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of this Section 2.15(a), the unused amount of the Revolving Commitment of any Revolving Lender shall be deemed to be the excess of (i) the aggregate Revolving Commitment of such Lender over (ii) the aggregate Revolving Credit Exposure of such Lender (exclusive of Swingline Exposure).

(b)      The Parent Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Fifth Amendment and Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Parent Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Fifth Amendment and Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, administration, amendment, payment, negotiation, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Fifth Amendment and Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)      The Parent Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Administrative Agent.

(d)      All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.16.  Interest. (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)      The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)      Notwithstanding the foregoing, immediately upon the occurrence of an Event of Default under Article VII(a), (b), (h) or (i), and in all other cases at the option of the Required Lenders which may be exercised following the occurrence of any other Event of Default, the Loans (and, to the extent permitted by law, overdue interest, fees and other amounts) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of overdue interest, fees and other amounts, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)      Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Commitment Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)      All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest computed with respect to Borrowings denominated in Sterling shall each be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.17.  Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)      the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period (including without limitation by means of an Interpolated Screen Rate); or

(b)      the Administrative Agent is advised by the Majority Facility Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) (A) if any Borrowing Request requests a Eurocurrency Borrowing denominated in dollars, such Borrowing shall be made as an ABR Borrowing and (B) no new Eurocurrency Borrowings denominated in euro, Sterling or Yen shall be permitted; provided that continuations of Eurocurrency Borrowings denominated in euro, Sterling or Yen shall be permitted using an Adjusted LIBO Rate or LIBO Rate, as applicable, reasonably determined by the Administrative Agent.

SECTION 2.18.  Increased Costs. (a)  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)           impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)           subject any Lender or any Issuing Bank to any tax on its capital (or any similar tax) with respect to this Agreement, any Letter of Credit or any Loan made by it (except for Indemnified Taxes and Other Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income or profits of such Lender or Issuing Bank);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Nothing in this Section 2.18(a) shall override the provisions of Section 2.20.

(b)      If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital or liquidity adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)      A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)      Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.19.  Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow any Eurocurrency Loan, continue as a Eurocurrency Loan or prepay any Eurocurrency Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.13(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.22, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.20.  Taxes. (a)  Any and all payments by any Loan Party on account of any Obligation shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be deducted and withheld from any amounts payable to the Administrative Agent, a Lender or an Issuing Bank as determined in good faith by the applicable withholding agent, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, a Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made and (ii) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law.

(b)      In addition, the applicable Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)      Each Loan Party shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any Obligation (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such Loan Party shall not be obligated to make payment to the Administrative Agent, any Lender or the Issuing Bank pursuant to this Section 2.20 in respect of penalties, interest or other liabilities attributable to any Indemnified Taxes or Other Taxes, if (i) written demand for such payment has not been made by the Administrative Agent, Lender or Issuing Bank within 90 days from the date on which such party knew of the imposition of Indemnified Taxes or Other Taxes by the relevant Governmental Authority or (ii) such penalties, interest or other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent, Lender or Issuing Bank, as the case may be. After the Administrative Agent, Lender or the Issuing Bank learns of the imposition of Indemnified Taxes or Other Taxes, such party will act in good faith to promptly notify the applicable Loan Party of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)      As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)      If the Administrative Agent, any Lender or the Issuing Bank shall become aware that it is entitled to receive a refund from a relevant Governmental Authority in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party pursuant to this Section 2.20, it shall promptly notify such Loan Party of the availability of such refund and shall, within 90 days after receipt of a request by such Loan Party (whether as a result of notification that it has made to such Loan Party or otherwise), make a claim to such Governmental Authority for such refund at such Loan Party’s expense. If the Administrative Agent, any Lender or the Issuing Bank receives a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party pursuant to this Section 2.20, or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.20, it shall promptly notify such Loan Party of such refund and shall within 90 days from the date of receipt of such refund pay over the amount of such refund (including any interest paid or credited by the relevant Governmental Authority with respect to such refund) to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Lender or the Issuing

Bank; provided, however, that such Loan Party, upon the request of such party, agrees to repay the amount paid over to such Loan Party (plus penalties, interest or other charges due to the appropriate Governmental Authority in connection therewith) to such party in the event such party is required to repay such refund to such Governmental Authority. Nothing in this Section 2.20(e) shall require the Administrative Agent, any Lender or an Issuing Bank to make available its tax returns or any other information relating to its taxes that it deems to be confidential.

(f)      If any Loan Party determines in good faith that a reasonable basis exists for contesting the imposition of Taxes with respect to a Lender, the Administrative Agent or the Issuing Bank, the relevant Lender, the Administrative Agent or the Issuing Bank, as the case may be, shall use reasonable efforts to cooperate with such Loan Party in challenging such Taxes at such Loan Party’s expense if requested by such Loan Party.

(g)           (i) The Administrative Agent, any Lender and the Issuing Bank shall use reasonable efforts to comply timely with any certification, identification, information, documentation or other reporting requirements if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Indemnified Taxes or Other Taxes arising under non-U.S. tax law for which any Loan Party is required to pay any additional amounts payable to or for the account of the Administrative Agent, any Lender and the Issuing Bank pursuant to this Section 2.20; provided that complying with such requirements would not be materially more onerous (in form, in procedure or in the substance of information disclosed) to the Administrative Agent, any Lender and the Issuing Bank than complying with the comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice.

(ii)  In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA including those contained in Section 1471(b) or 1472(b) of the Code, such Lender shall deliver to the Administrative Agent and the Loan Party such forms or other documents (including as prescribed in Section 1471(b)(3)(C)(i) of Code) as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, (and at the time or times prescribed by applicable law or as reasonably requested) as may be necessary for the Administrative Agent or such Loan Party, as applicable, to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)      Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person, each Foreign Lender shall deliver to the Loan Party and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms) or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and the applicable Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents. Any Lender that is a U.S. Person shall deliver two copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Such forms shall be delivered by each applicable Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Loan Party at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Loan Party (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(i)      For any period with respect to which a Foreign Lender has failed to provide the relevant Loan Party or the Administrative Agent with the appropriate form as required by Section 2.20(g) or (h) (whether or not such Lender is lawfully able to do so, unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be delivered), such Lender shall not be entitled to indemnification under Section 2.20(a) or (b) with respect to Indemnified Taxes; provided that if a Foreign Lender, otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to U.S. withholding taxes because of its failure to deliver a form required hereunder, the applicable Loan Party shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes at the Lender’s expense.

(j)      Each Lender or Issuing Bank shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender or Issuing Bank, as applicable, and that are payable or paid by the Administrative Agent (other than such amounts which are paid or indemnified by Section 2.20(a) or Section 2.20(c)), together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto payable or paid by the Administrative Agent, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error.

SECTION 2.21.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office specified in Section 10.01, except payments to be made directly to the Issuing Bank or

Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All principal and interest payments in respect of any Loan shall be made in the currency in which such Loan was made and all other  payments hereunder shall be made in dollars.

(b)      Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Loans under any Facility shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders under such Facility. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans under the Term Facility, at the option of the Borrower, either (i) pro rata based upon the respective then remaining principal amounts thereof or (ii) in reverse order starting with the payment due on the Maturity Date. Amounts prepaid on account of Term Loans may not be reborrowed.

(c)      If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(d)      If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the applicable Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)      Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the lesser of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If any such amount required to be paid by any Lender or the Issuing Bank is not in fact made available to the Administrative Agent within three Business Days following the date upon which such Lender or Issuing Bank receives notice from the Administrative Agent, the Administrative Agent shall be entitled to recover from such Lender or Issuing Bank, on demand, such amount with interest thereon calculated from such due date at the rate set forth in the preceding sentence plus 3%.

(f)      If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03, 2.07(c), 2.08(d) or (e), 2.09(b) or 2.21(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. Any amounts so applied shall nevertheless discharge the obligations of the applicable Borrower to such Lender to the extent of such application.

SECTION 2.22.  Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.18, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; the mere existence of such costs and expenses shall not be deemed to be disadvantageous to such Lender.

(b)      If any Lender requests compensation under Section 2.18, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or if any Lender becomes a Defaulting Lender, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.02 requires the consent of all of the Lenders or all of the affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the applicable Loan Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee shall be identified to such Lender by the applicable Loan Party and may be another Lender, if a Lender accepts such assignment); provided that (i) such Loan Party shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lender), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Loan Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling such Loan Party to require such assignment and delegation cease to apply.

SECTION 2.23.  Prepayments Required Due to Currency Fluctuation. (a)  Not later than 1:00 p.m., New York City time, on the last Business Day of each fiscal quarter of the Consolidated Entities or at such other time as is reasonably determined by the Administrative Agent (the “Calculation Time”), the Administrative Agent shall determine the Dollar Equivalent of the total Revolving Credit Exposures outstanding as of such date.

(b)      If at the Calculation Time, the Dollar Equivalent of (i) the total outstanding Revolving Credit Exposures exceed the total USD Revolving Commitments then in effect, (ii) the total Multicurrency Revolving Loans outstanding exceeds the total Multicurrency Revolving Commitments then in effect or (iii) total Yen Revolving Loans outstanding exceeds the total Yen Revolving Commitments then in effect, in each case, by 5% or more, then within five Business Days of notice to the applicable Borrower thereof, such Borrower shall prepay Revolving Loans or Swingline Loans or cash collateralize the outstanding Letters of Credit in an aggregate principal amount at least equal to such excess. Nothing set forth in this Section 2.23(b) shall be construed to require the Administrative Agent to calculate compliance under this Section 2.23(b) other than at the times set forth in Section 2.23(a).

SECTION 2.24.  Incremental Facilities.  The Parent Borrower may, by written notice to the Administrative Agent at any time prior to the Maturity Date, request Incremental Term Loans and/or Incremental Revolving Commitments in an aggregate amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which may include any existing Lender, it being understood each existing Lender shall have no obligation to participate in any Incremental Facility) willing to provide such Incremental Term Loans and/or Incremental Revolving Loans, as the case may be; provided, that each Incremental Term Lender and/or Incremental Revolving Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and, in the case of Incremental Revolving Lenders only, the Issuing Bank and the Swingline Lender (which approval shall, in either case, not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loans and/or Incremental Revolving Commitments being requested (which shall be (x) with respect to Incremental Term Loans, in minimum increments of $50,000,000, (y) with respect to Incremental Revolving Commitments, in minimum increments of $10,000,000 or (z) equal to the remaining Incremental Amount), (ii) the date, which shall be a Business Day, on which such Incremental Term Loans are requested to be made and/or Incremental Revolving Commitments are requested to become effective (the “Increased Amount Date”) pursuant to an Incremental Facility Activation Notice, (iii) whether such Incremental Term Loans and/or Incremental Revolving Commitments are to be loans on the same terms as the outstanding Term Loans and/or Revolving Commitments or loans with terms different from the outstanding Term Loans and/or Revolving Commitments, (iv) the use of proceeds for such Incremental Term Loan and/or Incremental Revolving Commitment and (v) pro forma financial statements demonstrating compliance on a pro forma basis with the financial covenants set forth in Sections 6.10 and 6.11 after giving effect to such Incremental Term Loan and/or Incremental Revolving Commitments and the Loans to be made thereunder and the application of the proceeds therefrom (including by giving pro forma effect to any Permitted Acquisition including aggregate consideration in excess of $20,000,000 financed thereby) as if made and applied on the date of the most-recent financial statements of the Parent Borrower delivered pursuant to Section 5.01.

(b)      The Borrowers and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loans of such Incremental Term Lender and/or Incremental Revolving Commitment of such Incremental Revolving Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided that (i) the proceeds of any Incremental Facilities shall be used for general corporate purposes of the Parent Borrower and its Subsidiaries (including acquisitions and investments permitted under Section 6.04), (ii) the maturity date of any Incremental Term Loan shall be no earlier than the Maturity Date, (iii) the weighted average life to maturity of any Incremental Term Loan shall be no shorter than the weighted average life to maturity of the existing Term Facility, (iv) the maturity date or commitment reduction date of any Incremental Revolving Loan shall be no earlier than the Maturity Date and such Incremental Revolving Facility shall not require any scheduled commitment reductions prior to the Maturity Date, (v) the Incremental Revolving Facilities shall share ratably in any mandatory prepayments of the existing Revolving Loans, (vi) if the initial yield over the applicable base rate (such calculation for both the Incremental Facility and the applicable Facility, to include the upfront fees, any interest rate floors and any OID (as defined below) but excluding any arrangement, underwriting or similar fee paid to the Administrative Agent or the Commitment Parties) in respect of any Incremental Term Loans and/or Incremental Revolving Commitments exceeds the initial yield for the existing applicable Facility by more than ¼ of 1% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), the Applicable Margin for the existing applicable Facility shall be increased so that the initial yield in respect of such Incremental Term Loans and/or Incremental Revolving Commitments is no more than ¼ of 1% higher than the initial yield for the existing applicable Facility. All terms and documentation with respect to any Incremental Facility which differ from those with respect to the Loans under the existing applicable Facility shall be reasonably satisfactory to the Administrative Agent (except to the extent permitted by clauses (ii), (iii), (iv) and (vi) above). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans and/or Incremental Revolving Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)            Notwithstanding the foregoing, no Incremental Term Loan may be made and no Incremental Revolving Commitment shall become effective under this Section 2.24 unless (i) on the date on which such Loan is made or of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied by the Incremental Term Lender and /or Incremental Revolving Lender, as applicable, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by the President or the Chief Financial Officer or Treasurer of each Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Fifth Amendment and Restatement Effective Date under Section 4.01 and such additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bring downs) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans and/or Incremental Revolving Loans are secured by the Collateral and guaranteed by the Loan Parties ratably with the existing Loans, (iii) the Parent Borrower and its Subsidiaries would be in compliance with the financial covenants set forth in Sections 6.10 and 6.11 on a pro forma basis after giving effect to such Incremental Term Loans and/or Incremental Revolving Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date, and (iv) no Default or Event of Default shall have occurred and be continuing on the date on which such Loan is made or is effective or after giving effect to the Incremental Term Loans and/or Incremental Revolving Loans requested to be made on such date.

(d)            Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans and/or Incremental Revolving Loans, when originally made, are included in each borrowing of outstanding Term Loans or Revolving Loans on a pro rata basis, and the Borrower agrees that Section 2.19 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing. For the avoidance of doubt, it is understood that the Revolving Facility shall be increased in an amount equal to the aggregate Incremental Revolving Commitments.

SECTION 2.25.  Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)      fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.15;

(b)           the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Facility Lenders, the Super-Majority Facility Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Commitment of any such Defaulting Lender, shall require the consent of such Defaulting Lender;

(c)           if any Swingline Exposure exists or LC Exposure is outstanding at the time a Lender becomes a Defaulting Lender then:

 (i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated pro-rata among the non-Defaulting Lenders in accordance with their relative USD Revolving Commitment Percentage but only to the extent (x) the sum of all non-Defaulting Lenders’ USD Revolving Credit Exposure does not exceed the total of all non-Defaulting Lenders’ USD Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time,

(ii) to the extent the reallocation described in the preceding clause (i) cannot be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in this Agreement for so long as such LC Exposure is outstanding;

(d)           (i) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.25(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.15 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(ii)  if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.25(c), then the fees payable to the Lenders pursuant to Section 2.15 shall be adjusted proportionately to reflect such reallocation; or

(iii) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 4.16(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.15 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(e)            so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or the Borrowers have provided cash collateral in respect of the exposure of such Defaulting Lender satisfactory to it, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

(f)            any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.08 but excluding Section 2.22) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender or Issuing Bank hereunder, (iii) third, if so determined by the Administrative Agent or requested by the Swingline Lender or Issuing Bank, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing participating interest in any Swingline Loan or Letter of Credit then outstanding, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans or Letters of Credit made or issued thereafter under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or any Swingline Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swingline Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letter of Credit disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

(g)            In the event that the Administrative Agent, each Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC

Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s USD Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its USD Revolving Commitment Percentage or Euro Revolving Commitment Percentage, as applicable.

SECTION 2.26.  Existing Loans and Commitments. Notwithstanding anything to the contrary herein (including Section 4.01(m)), all loans and commitments of each lender under the Existing Credit Agreement that (a) is not a Lender upon the effectiveness of this Fifth Amended and Restated Credit Agreement (an “Exiting Lender”) or (b) is such a Lender but whose applicable commitments under the Existing Credit Agreement are greater than such Lender’s applicable Commitments under this Fifth Amended and Restated Credit Agreement, shall be reallocated (in the case of clause (b) to the extent of the applicable reduction) among the Lenders on the Fifth Amendment and Restatement Effective Date in accordance with Schedules 2.01 and 2.04, respectively and shall be deemed to have remained outstanding at all times. For the avoidance of doubt, upon the effectiveness of this Fifth Amended and Restated Credit Agreement, any Lender on the Fifth Amendment and Restatement Effective Date with (w) an Effective Date Term Commitment in excess of the aggregate principal amount of its outstanding Term Loans immediately prior to the effectiveness of this Fifth Amended and Restated Credit Agreement and/or (x) a Multicurrency Revolving Commitment and/or USD Revolving Commitment in excess of its Multicurrency Revolving Commitment and/or USD Revolving Commitment, respectively, immediately prior to the effectiveness of this Fifth Amended and Restated Credit Agreement, in each case, shall fund to the Administrative Agent for the account of each lender under the Existing Credit Agreement that (y) is an Exiting Lender or (z) is a Lender hereunder but whose applicable commitments under the Existing Credit Agreement are less than such Lender’s applicable Commitments under the Fifth Amended and Restated Credit Agreement, in each case, the amounts necessary to effect the reallocation contemplated by the previous sentence. Any modifications to this Agreement requiring the consent of all Lenders or all affected Lenders (but, for the avoidance of doubt, not Required Lenders) shall be deemed to have been provided by the Lenders hereto on the Fifth Amendment and Restatement Effective Date and for purposes of such voting all Exiting Lenders shall have been deemed to have assigned their Loans and Commitments under the Existing Credit Agreement immediately prior to such amendment as set forth above and in compliance with Section 2.22 (for the avoidance of doubt, such Section 2.22 being deemed amended as set forth herein by the Required Lenders immediately prior to such other amendments and, solely for the purposes of this Section 2.26, waiving any applicable requirements of Section 10.04).

ARTICLE III

Representations and Warranties

The Parent Borrower represents and warrants to the Lenders (as to itself and its subsidiaries) that:

SECTION 3.01.  Organization; Powers. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of the Consolidated Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its property and to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  Schedule 3.01 sets forth the correct and complete list of each Subsidiary, as of the Fifth Amendment and Restatement Effective Date , indicating (a) its jurisdiction of organization, (b) its ownership (by holder and percentage interest), (c) its business and primary geographic scope of operation and (d) whether such Subsidiary is a Material Subsidiary.

SECTION 3.02.  Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate, partnership, limited liability company or trust powers and have been duly authorized by all necessary corporate and, if required, stockholder, partner, member or beneficiary action. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

SECTION 3.03.  Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or those which the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Consolidated Entity or any order or decree of any Governmental Authority binding on or affecting any Consolidated Entity where such violation of such order or decree, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Consolidated Entity or any of its assets, or give rise to a right thereunder to require any payment to be made by any Consolidated Entity, where such violation or result, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Consolidated Entity, except pursuant to the terms of any Loan Document.

SECTION 3.04.  Financial Condition; No Material Adverse Change. (a)  The Parent Borrower has heretofore furnished to the Lenders (i) the audited consolidated balance sheets of the Consolidated Entities and the related statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 25, 2010, December 31, 2011 and December 29, 2012 reported on by PriceWaterhouseCoopers LLP, independent public accountants, and (ii) the unaudited consolidated and consolidating balance sheets of the Consolidated Entities and the related statements of income, stockholders equity and cash flows as of and for each fiscal quarter since December 29, 2012 as to which such financial statements are available. Such financial statements in clauses (i) and (ii) above present fairly, in all material respects, the financial condition and results of operations and cash flows of the Consolidated Entities as of such dates and for such periods in accordance with GAAP.

(b)      Except for Disclosed Matters, since December 29, 2012, there has been no change that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.  Properties. (a)  Each of the Consolidated Entities has good title to, or valid leasehold interests in, all its real and personal property material to its business reflected in the financial statements described in Section 3.04, except for Permitted Encumbrances and other defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)      Each of the Consolidated Entities owns, or is licensed to use, all trademarks, tradenames, service marks, service names, copyrights, patents, domain names and other intellectual property material to its business to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Consolidated Entities, the use thereof by the Consolidated Entities does not infringe upon the rights of any other Person, and, to the knowledge of Consolidated Entities, no Person has infringed upon the rights of the Consolidated Entities thereto where such infringement, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters. (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Consolidated Entities, threatened against or affecting any Consolidated Entities (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b)      Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Consolidated Entity (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)      Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements. (a)  Each of the Consolidated Entities is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b)  No Loan Party or any Subsidiary (i) engages in any dealings or transactions prohibited by Section 2 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), or (ii) is a person on the list of Specially Designated Nationals and Blocked Persons or is otherwise the subject of any other U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) regulation or executive order imposing OFAC-administered sanctions.

(c)  Each Loan Party and its Subsidiaries is in compliance, in all material respects, with (i) Section 5(b) the Trading with the Enemy Act, as amended, OFAC regulations (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.08.  Investment Company Status. No Consolidated Entity is required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

SECTION 3.09.  Taxes. Each of the Consolidated Entities has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Consolidated Entity has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 3.10, as of the date of the most recent actuarial report for each Domestic Plan (i) the present value of the accumulated benefit obligation under each Domestic Plan did not exceed by more than $60,000,000 the fair market value of the assets of such Domestic Plan (determined in both cases using the applicable assumptions under FASB ASC Topic 715-30) and (ii) the present value of all accumulated benefit obligations of all underfunded Domestic Plans did not exceed by more than $85,000,000 the fair market value of the assets of all such underfunded Domestic Plans (determined in both cases using the applicable assumptions under FASB ASC Topic 715-30). The present value of the projected benefit obligation under each Foreign Plan did not, as of the close of its most recent plan year, exceed the fair market value of the assets of such Foreign Plan allocable to such benefit obligation (determined in both cases using the applicable assumptions under FASB ASC Topic 715-30), and the present value of all projected benefit obligations of all underfunded Foreign Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Foreign Plans (determined in both cases using the applicable assumptions under FASB ASC Topic 715-30) except to the extent that any such excess of the present value of the projected benefit obligations over the fair market value of the applicable assets could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.11.  Disclosure. The Parent Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Consolidated Entity is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Consolidated Entity to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Security Documents. The Security Documents are effective to create in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders a legal, valid and enforceable perfected first-priority Lien on the Collateral as security for the Obligations.

SECTION 3.13.  Federal Reserve Regulations. (i)  No Consolidated Entity is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of buying or carrying Margin Stock (as defined under Regulation U). (ii) No part of the proceeds of any Loan, and no Letter of Credit, will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

SECTION 3.14.  Solvency. Immediately after the consummation of the Transactions (a) the fair value of the assets of each Loan Party at a fair valuation will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to such Loan Party; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to such Loan Party; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Fifth Amendment and Restatement Effective Date .

ARTICLE IV

Conditions

SECTION 4.01.  Fifth Amendment and Restatement Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)      The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)      The Administrative Agent (or its counsel) shall have received from the parties to any (i) Guarantee Agreement, (ii) Pledge Agreement and (iii) Security Agreement either (x) a counterpart of each such agreement and the Fifth Amendment and Restatement Acknowledgement and Confirmation Agreement signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of each such agreement) that such party has signed a counterpart of each such agreement and the Fifth Amendment and Restatement Acknowledgement and Confirmation Agreement, in each case, substantially in the form of Exhibits C, D, E and I.

(c)      [Reserved]

(d)      The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Fifth Amendment and Restatement Effective Date ) from counsel to the Parent Borrower and its Subsidiaries as follows:

(i)           Davis Polk & Wardwell, special New York counsel, substantially in the form of Exhibit B-1;

(ii)          David Johst, General Counsel for the Consolidated Entities, substantially in the form of Exhibit B-2;

(iii)         NautaDutilh N.V., special Dutch counsel, substantially in the form of Exhibit B-3;

(iv)         Arendt &Medernach, special Luxembourg counsel, substantially in the form of Exhibit B-4;

(v)          Morrison & Foerster, special Japanese counsel, substantially in the form of Exhibit B-5; and

(vi)           Davis Polk & Wardwell, special UK counsel, substantially in the form of Exhibit B-6.

The Parent Borrower hereby requests such counsel to deliver such opinion.

(e)      The Administrative Agent shall have received the financial statements referred to in Section 3.04(a).

(f)      The Administrative Agent (or its counsel) shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to each Loan Party, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(g)      The Administrative Agent shall have received a certificate, dated as of the Fifth Amendment and Restatement Effective Date and signed by the President, a Vice President or the Financial Officer of the Parent Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(h)      All consents and approvals necessary to be obtained from any Governmental Authority or other Person in connection with the financing contemplated hereby and the continuing operation of the Consolidated Entities shall have been obtained and be in full force and effect.

(i)      The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Fifth Amendment and Restatement Effective Date , including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(j)      Each Lender shall have received, at least five Business Days prior to the Fifth Amendment and Restatement Effective Date , all applicable documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) which is requested by such Lender at least ten Business Days prior to the Fifth Amendment and Restatement Effective Date .

(k)      The Parent Borrower and its Subsidiaries shall be solvent on a consolidated basis after giving effect to the Transactions and the Commitment Parties (or their counsel) shall have received a certificate from the chief financial officer of the Parent Borrower, in form and substance reasonably satisfactory to the Administrative Agent certifying to the effect thereof.

(l)      All actions necessary to establish that the Administrative Agent will continue to have a perfected first priority security interest in the Collateral (subject to Liens permitted by Section 6.02) shall have been taken, and the Administrative Agent (or its counsel) shall have received a perfection certificate dated the Fifth Amendment and Restatement Effective Date in form and substance satisfactory to the Administrative Agent in respect of the Loan Parties and the Collateral.

(m)           The Administrative Agent shall have received evidence satisfactory to it that, substantially simultaneously with the funding of any Loans on the Fifth Amendment and Restatement Effective Date, the applicable Borrower or Borrowers shall have paid to the Administrative Agent, for the account of the lenders or agents entitled to such amounts, all accrued interest, fees and other amounts owing under the Existing Credit Agreement. The parties hereto that are Existing Lenders hereby waive any provision under the Existing Credit Agreement requiring advance written notice in order to repay any “Loans” or terminate any “Commitments” under and as defined in the Existing Credit Agreement.

SECTION 4.02.  Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including on the Fifth Amendment and Restatement Effective Date and the Delayed Draw Borrowing Date), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)      The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (if not qualified as to materiality or Material Adverse Effect) or in any respect (if so qualified) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)      At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and there shall be no laws, rules, regulations or orders that would cause the making or maintaining of such Loan or such Letter of Credit to be unlawful or otherwise unenforceable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Parent Borrower (as to itself and its subsidiaries) covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information. The Parent Borrower will furnish to the Administrative Agent and each Lender:

(a)      as soon as available, but in any event within the period within which the Parent Borrower is required to deliver its annual report on Form 10-K under the Exchange Act and the regulations promulgated by the SEC thereunder for of each fiscal year of the Consolidated Entities, its audited consolidated and unaudited consolidating balance sheets of the Consolidated Entities and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all such consolidated financial statements being reported on by PriceWaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Consolidated Entities on a consolidated basis in accordance with GAAP consistently applied and certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Consolidated Entities in accordance with GAAP consistently applied;

(b)      as soon as available, but in any event within the period within which the Parent Borrower is required to deliver its quarterly report on Form 10-Q under the Exchange Act and the regulations promulgated by the SEC thereunder for each of the first three fiscal quarters of the Consolidated Entities, its consolidated and consolidating balance sheets of the Consolidated Entities and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding date or period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Consolidated Entities in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)      prior to the consummation of a Permitted Acquisition (or, if the aggregate consideration paid for such Permitted Acquisition is less than $40,000,000, within 30 days thereafter), the audited or, if the audited is unavailable, the unaudited balance sheets of the acquired Person (or part thereof) as of the most recently ended calendar quarter and related statements of income and cash flows for the most recently ended four calendar quarters and, if available, for the calendar months ended in the calendar quarter during which such Permitted Acquisition occurs;

(d)      concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of its Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements for the 2012 fiscal year referred to in Section 3.04(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)      concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)      promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, registration statements and other materials filed by any Consolidated Entity with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Consolidated Entity to its shareholders generally, as the case may be; and

(g)      promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Consolidated Entity (including without limitation any information required under the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The information required to be delivered by paragraphs (a), (b) and (f) of this Section 5.01 shall be deemed to have been delivered on the date on which the Parent Borrower posts such information on its website on the Internet at www.criver.com or when such information is posted on the SEC’s website on the Internet at www.sec.gov; provided that the Parent Borrower shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders); provided further, that the Parent Borrower shall deliver paper copies of any such information to the Administrative Agent if the Administrative Agent or any Lender requests the Parent Borrower to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

SECTION 5.02.  Notices of Material Events. The Parent Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)      the occurrence of any Default;

(b)      the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Consolidated Entity or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)      the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Consolidated Entities that could reasonably be expected to result in a Material Adverse Effect; and

(d)      any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of its Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business. Each Consolidated Entity will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business (except, in the case of this clause (ii), where failure to do so could not reasonably be expected to result in a Material Adverse Effect); provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or closure of a division permitted under Section 6.03.

SECTION 5.04.  Payment of Obligations. Each Consolidated Entity will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Consolidated Entity has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance. Each Consolidated Entity will (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (iii) if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (A) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.06.  Books and Records; Inspection Rights. Each Consolidated Entity will keep proper books of record and account required for the Parent Borrower to deliver the financial statements and information required by Section 5.01. Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and by this provision each Loan Party authorizes such accountants to discuss with such representatives thereafter, finances and condition of each such Loan Party, whether or not such Loan Party is present), all at such reasonable times and as often as reasonably requested and the Parent Borrower shall reimburse the Administrative Agent and any Lender for the reasonable expenses incurred in connection with the exercise of such rights (except that the Parent Borrower shall only be required to reimburse the Administrative Agent or any Lender for expenses incurred in connection with one such visit or inspection per fiscal year, unless an Event of Default has occurred and is continuing).

SECTION 5.07.  Compliance. Each Consolidated Entity will comply with all Contractual Obligations and all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds and Letters of Credit.

(a)      The proceeds of the Term Loans shall be used (i) to refinance any indebtedness and any other amounts outstanding under the Existing Credit Agreement, (ii) in the case of the Delayed Draw Facility, to redeem, repurchase or refinance the 2.25% Convertible Notes and (iii) for general corporate purposes (including working capital, capital expenditures, Permitted Acquisitions and dividends on and repurchases of Capital Stock of the Parent Borrower).

(b)      The proceeds of Revolving Loans shall be used (i) for general corporate purposes (including working capital, capital expenditures, Permitted Acquisitions and dividends on and repurchases of Capital Stock of the Parent Borrower) and (ii) to redeem, repurchase or refinance the 2.25% Convertible Notes.

(c)      Letters of Credit will be issued only to support obligations of the Parent Borrower and any Wholly-Owned Guarantor incurred in the ordinary course of business or pursuant to a Permitted Acquisition.

(d)      No part of the proceeds of any Loan, and no Letter of Credit, will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.09.  Additional Material Subsidiaries; Additional Collateral. (a)  Promptly upon any Domestic Subsidiary becoming a Material Domestic Subsidiary after the Fifth Amendment and Restatement Effective Date , the Parent Borrower will (i) cause such Domestic Subsidiary (other than any such Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of Capital Stock of one or more direct or indirect Foreign Subsidiaries) to guarantee the Obligations, pursuant to a Guarantee substantially in the form of the Guarantee Agreement or otherwise reasonably satisfactory to the Administrative Agent, (ii) (x) cause the Obligations to be secured by a perfected first-priority lien on all of the personal property of such Domestic Subsidiary (provided that no more than 65% of the outstanding voting Capital Stock of any Foreign Subsidiary owned by such Domestic Subsidiary shall be subject to such Lien), pursuant to a Security Agreement, a Pledge Agreement and other such documents and instruments including Uniform Commercial Code financing statements required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded so that the Administrative Agent, for its benefit and the ratable benefit of the Lenders, shall have a legal, valid and enforceable perfected first-priority Lien on the Collateral (and subject to any limitations and exceptions consistent with those contained in any such documents or instruments) and (y) cause all outstanding Capital Stock of such Domestic Subsidiary owned directly or indirectly by any Loan Party to be subject to a perfected first-priority Lien (provided that no more than 65% of the outstanding voting Capital Stock of any such Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes shall be required to become subject to such Lien if substantially all of its assets consist of Capital Stock of one or more direct or indirect Foreign Subsidiaries), pursuant to a Pledge Agreement and (iii) deliver such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Article IV or as the Administrative Agent shall have reasonably requested.

(b)      Promptly upon any Foreign Subsidiary becoming a Material Subsidiary after the Fifth Amendment and Restatement Effective Date , the Parent Borrower and each other Material Domestic Subsidiary will (i) cause all of the Capital Stock of such Foreign Subsidiary owned by the Parent Borrower and the Material Domestic Subsidiaries to be pledged and delivered (provided that no more than 65% of the outstanding voting Capital Stock of any Foreign Subsidiary owned by the Parent Borrower and the Material Domestic Subsidiaries shall be required to be pledged and delivered) to the Administrative Agent for its benefit and the ratable benefit of the Lenders, pursuant to a Pledge Agreement (or other agreement reasonably satisfactory to the Administrative Agent) and (ii) deliver such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Article IV or as the Administrative Agent shall have reasonably requested.

(c)      With respect to any fee interest in any real property located in the United States having a book value (together with improvements thereof) of at least $10,000,000 acquired after the Fifth Amendment and Restatement Effective Date by any Loan Party, promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as any existing surveys in the Parent Borrower or any Subsidiary’s possession and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (iv) deliver to the Administrative Agent (A) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower or the applicable Loan Party relating thereto) and (B) a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.05 including, without limitation, flood insurance policies) and the applicable provisions of the Mortgages, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

SECTION 5.10.  Cash Management. The Parent Borrower agrees to cause, to the extent necessary to satisfy all of the Obligations, all Subsidiaries that are not Loan Parties to either distribute assets or loan funds to the Parent Borrower, to the extent permitted by applicable law.

SECTION 5.11.  Environmental Laws. The Parent Borrower will cause each Consolidated Entity to comply with all applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.12.  Maintenance of Ratings. The Parent Borrower will cause (a)(i) a Senior Implied Rating, in the case of Moody’s or (ii) an Issuer Credit Rating, in the case of S&P, for the Parent Borrower and (b) credit ratings for the Facility from Moody’s and S&P to be maintained at all times.

SECTION 5.13.  Further Assurances. (a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to cause the Administrative Agent, for the benefit of itself and the ratable benefit of the Lenders, to maintain a legal, valid and enforceable perfected first priority Lien on the Collateral (subject to the limitations, exceptions and qualifications set forth in the Loan Documents), all at the expense of the Loan Parties.

(b)      Each Loan Party will also provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.14.  Post-Closing Items. The Administrative Agent (or its counsel) shall have received within 60 days of the Fifth Amendment and Restatement Effective Date (or such longer period of time as the Administrative Agent shall agree in its sole discretion) (i)(A) first priority Mortgages for the Mortgaged Properties that do not constitute Existing Mortgaged Properties, including title and extended coverage insurance covering the properties underlying such Mortgages, and (B) amendments to (or amendments and restatements of) the Mortgages for the Mortgaged Properties that constitute Existing Mortgaged Properties that the Administrative Agent reasonably deems necessary to amend such Mortgages in order to cause the Obligations to be appropriately secured by the property underlying such Mortgages and otherwise in form and substance reasonably satisfactory to the Administrative Agent, including title datedown endorsements (or redated title insurance policies, as applicable), and such title datedown endorsements (or redated title policies) shall show no Liens affecting such Mortgaged Properties except for Permitted Encumbrances, (ii) (A) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party) and (B) copies of, or certificates as to coverage under, the insurance policies required by Section 5.05 (including, without limitation, flood insurance policies) and the applicable provisions of the Mortgages, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent as additional insured, in form and substance satisfactory to the Administrative Agent, and (iii) any existing surveys of the Mortgaged Properties in the Parent Borrower or any Subsidiary’s possession.

(b)      The Administrative Agent (or its counsel) shall have received within 30 days of the Fifth Amendment and Restatement Effective Date (or such longer period of time as the Administrative Agent shall agree in its sole discretion) any certificates or other instruments representing Capital Stock or any instruments evidencing indebtedness required to be pledged to the Administrative Agent pursuant to any Pledge Agreement together with stock powers or other instruments of transfer with respect thereto endorsed in blank.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Parent Borrower (as to itself and its subsidiaries) covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  No Consolidated Entity will create, incur, assume or permit to exist any Indebtedness, except:

(a)      Indebtedness of any Loan Party pursuant to any Loan Document;

(b)      Indebtedness existing on the date hereof as set forth on Schedule 6.01, and any extensions, renewals, refinancings or replacements of any such Indebtedness so long as (i) the principal or face amount of, or interest rate or fees or other amounts (exclusive of commissions and other similar issuance costs) payable in connection with, any such Indebtedness is not increased, (ii) the dates upon which payments are to be made are not advanced and (iii) the subordination terms, if any, are not modified in any manner that is adverse to the Lenders, in connection with any such extension, renewal, refinancing or replacement;

(c)      Indebtedness of any Consolidated Entity to any other Consolidated Entity permitted by Section 6.04;

(d)      (i) Indebtedness of any Consolidated Entity incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets (including in a Permitted Acquisition) or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof so long as such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) Indebtedness of the Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $75,000,000 at any time outstanding;

(e)      Indebtedness of any Consolidated Entity as an account party in respect of trade letters of credit;

(f)      Permitted Additional Indebtedness of the Parent Borrower;

(g)      Indebtedness not otherwise expressly permitted by this Section 6.01 in an aggregate principal or face amount outstanding at any time not to exceed $60,000,000; and

(h)      Hedging Agreements permitted under Section 6.05.

SECTION 6.02.  Liens. No Consolidated Entity will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)      Liens created under the Security Documents;

(b)      Permitted Encumbrances;

(c)      any Lien on any property or asset of any Consolidated Entity existing on the date hereof and extensions and renewals thereof; provided that (i) such Lien shall not apply to any other property or asset of any Consolidated Entity and (ii) such Lien shall secure only those obligations which it secures on the date hereof (and extensions and renewals thereof (but not increases thereof));

(d)      any Lien existing on any property or asset prior to the acquisition thereof by any Consolidated Entity or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) if such Lien secures Indebtedness, such Indebtedness is permitted by clause (d), (e) or (g) of Section 6.01, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other property or assets of any Consolidated Entity and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and any extensions, renewals, refinancings or replacements thereof, subject to clause (b) of Section 6.01 with respect to any Indebtedness permitted by such clause;

(e)      any Lien on assets acquired, constructed or improved by any Consolidated Entity; provided that (i) such Lien secures Indebtedness permitted by clause (d)(i) or (g) of Section 6.01, (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets and (iv) such Lien shall not apply to any other property or assets of any Consolidated Entity;

(f)      any Lien securing payment of any obligation under any Hedging Agreement permitted by Section 6.01(h); and

(g)      any Lien on any property or asset of a Foreign Subsidiary that secures Indebtedness permitted by Section 6.01(d)(ii) or 6.01(g).

SECTION 6.03.  Fundamental Changes. (a)  No Consolidated Entity will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Parent Borrower in a transaction in which the Parent Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Wholly-Owned Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Subsidiary and, if any party to such merger is a Loan Party, is or becomes a Loan Party, (iii) any Subsidiary may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower, is not materially disadvantageous to the Lenders and could not reasonably be expected to have a Material Adverse Effect, provided that if such Subsidiary is a Guarantor, any assets or business not otherwise disposed of or transferred in accordance with Section 6.06, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Parent Borrower or a Guarantor after giving effect to such liquidation or dissolution; provided further that no Subsidiary Borrower may be liquidated or dissolved if any Borrowing or Revolving Credit Exposure attributable to such entity is outstanding at such time, (iv) any Foreign Subsidiary may merge into any other Foreign Subsidiary that is a Wholly-Owned Subsidiary in a transaction in which a Foreign Subsidiary that is a Wholly-Owned Subsidiary is the surviving corporation, (v) any Wholly-Owned Subsidiary may merge into any Person in order to consummate a Permitted Acquisition permitted by Section 6.04(e) so long as after giving effect thereto the Person surviving such merger is a Subsidiary and (vi) any Consolidated Entity may effect the closure of a division in such Consolidated Entity.

(b)      No Consolidated Entity will engage to any material extent in any business other than businesses of the type conducted by the Consolidated Entities on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions. No Consolidated Entity will purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (or any material portion thereof), except:

(a)      Permitted Investments;

(b)      Investments by the Consolidated Entities in any other Consolidated Entity;

(c)      investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)      extensions of trade credit in the ordinary course of business;

(e)      Permitted Acquisitions by any Consolidated Entity so long as (i) after giving effect to such Permitted Acquisition, the Leverage Ratio is not more than 3.00 to 1.00 on a pro forma basis recomputed as at the last day of the most recently ended fiscal quarter of the Consolidated Entities as if such Permitted Acquisition had occurred on the first day of the period for testing such compliance; provided that such ratio shall be 3.00 to 1.00 with respect to the first full fiscal quarter in 2012 and each fiscal quarter thereafter or (ii) the aggregate amount of cash and non-cash consideration (including the concurrent repayment or assumption of Indebtedness exclusive of earn-outs and other contingent payments) paid in respect of such Permitted Acquisition does not exceed $20,000,000;

(f)      investments consisting of Hedging Agreements permitted by Section 6.05;

(g)      investments consisting of non-cash consideration received pursuant to a disposition of assets permitted by Section 6.06;

(h)      investments by or investments in Foreign Subsidiaries (not otherwise permitted by this Section 6.04) in an aggregate amount at any time outstanding not to exceed $30,000,000;

(i)      so long as no Event of Default shall have occurred or would result therefrom, other investments constituting minority investments in Capital Stock of Persons engaged in a commercial business activity similar to the principal business activities of the Parent Borrower on the Fifth Amendment and Restatement Effective Date , or reasonably related or ancillary or complementary thereto, at any time outstanding shall not exceed $100,000,000 minus the amount of investments in excess of $20,000,000 made in reliance on Section 6.04(l) below;

(j)      investments consisting of accounts receivable and/or related ancillary rights or assets, or interests therein by any Consolidated Entity in any Receivables Subsidiary;

(k)      investments held by any Person at the time it becomes a Subsidiary pursuant to a Permitted Acquisition and not made in contemplation of or in connection with such Permitted Acquisition; and

(l)      the Guaranty by Charles River Laboratories, Inc. of certain lease payment obligations of Charles River Clinical Services Northwest Inc. (“CRCSN”) (f/n/a Northwest Kinetics, Inc.) (or any successor lessee) under a lease dated April 1, 2005, as amended from time to time, by and between Pacific Avenue Professional Plaza, LLC, Outrigger Apartments, L.L.C. and CRCSN; provided that to the extent the aggregate liability under such Guaranty exceeds $20,000,000 such excess shall be treated as an investment made in reliance on Section 6.04(i) above to the extent an investment in the amount of such excess would then be permitted under such Section 6.04(i).

SECTION 6.05.  Hedging Agreements. No Consolidated Entity will enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which such Consolidated Entity is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.06.  Disposition of Assets. No Consolidated Entity will Dispose of any asset, including any Capital Stock, except:

(a)      Dispositions of cash, Permitted Investments and other current assets, inventory and used or surplus equipment in the ordinary course of business;

(b)      Dispositions to any other Consolidated Entity; provided that the sum of the aggregate fair market value of all assets Disposed of by a Loan Party to any Consolidated Entity that is not a Loan Party (excluding Dispositions consisting of cash contributions otherwise permitted by this Agreement) during the term of this Agreement together with all Dispositions permitted under clause (d) of this Section 6.06 shall not exceed 20% of the total tangible assets of the Consolidated Entities as of the last day of the most recently ended fiscal quarter of the Consolidated Entities as determined on a consolidated basis in accordance with GAAP;

(c)      Dispositions of accounts receivable and/or related ancillary rights or assets, or interests therein to any Receivables Subsidiary pursuant to a Receivables Financing Program;

(d)      Dispositions of assets (including Capital Stock of Subsidiaries) that are not permitted by any other clause of this Section 6.06; provided that the sum of the aggregate fair market value of all assets Disposed of during the term of this Agreement in reliance upon clause (d) of this Section 6.06, together with all assets Disposed of by a Loan Party to any Consolidated Entity that is not a Loan Party pursuant to clause (b) of this Section 6.06, shall not exceed 20% of the total tangible assets of the Consolidated Entities as of the last day of the most recently ended fiscal quarter of the Consolidated Entities as determined on a consolidated basis in accordance with GAAP;

(e)      Disposition of the Arkansas Facility; and

(f)      Dispositions of assets not otherwise permitted by this Section 6.06; provided, that the sum of the aggregate fair market value of all assets Disposed of during any fiscal year shall not exceed $1,000,000;

provided that (x) all Dispositions permitted by clauses (a) through (d) of this Section 6.06 shall be made for fair value as agreed to in an arm’s length transaction and (y) any sale, transfer or Disposition permitted by clauses (b) or (d) of this Section 6.06 for consideration in excess of $10,000,000 shall be for at least 50% cash consideration and any non-cash consideration received in connection with such sale, transfer or disposition shall be permitted under Section 6.04(g).

SECTION 6.07.  Transactions with Affiliates. No Consolidated Entity will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)      transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Consolidated Entity than could be obtained on an arm’s-length basis from unrelated third parties;

(b)      transactions between or among Consolidated Entities not involving any other Affiliate (in each case to the extent not otherwise prohibited by other provisions of this Agreement);

(c)      any payment, dividend, distribution or setting aside of property not otherwise prohibited by this Agreement, any transaction permitted by Section 6.03 and any investment permitted by Section 6.04; and

(d)      the sale, transfer or other disposition of accounts receivable and/or related ancillary rights or assets or interests therein by any Consolidated Entity to a Receivables Subsidiary pursuant to a Receivables Financing Program.

SECTION 6.08.  Restrictive Agreements. No Consolidated Entity will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Consolidated Entity to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Consolidated Entity to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to any other Consolidated Entity or to Guarantee Indebtedness of any other Consolidated Entity; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any of the Loan Documents, (ii) the foregoing shall not apply to any restrictions and conditions existing on the date hereof which are identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(d) or Section 6.01(g) if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09.  Amendment of Material Documents. No Consolidated Entity will amend, modify or waive (whether via merger, consolidation, amendment or otherwise) (a) any of its rights under its certificate of incorporation, by-laws, declaration of trust or other organizational documents if such amendment, modification or waiver could reasonably be expected to result in a Material Adverse Effect or (b) any of the terms of any Consolidated Subordinated Indebtedness, in each case in any respect adverse to the Lenders (for the purposes of this Section 6.09(b) and without limitation of the scope of the definition of “adverse”, any amendment to increase the principal amount, the interest rate or fees or other amounts payable, to advance the dates upon which payments are made or to alter any subordination provision (or any definition related thereto) to make it more favorable to the holders of Consolidated Subordinated Indebtedness shall be deemed to be “adverse”).

SECTION 6.10.  Interest Coverage Ratio.  The Consolidated Entities will not permit the Interest Coverage Ratio as determined as of the end of each fiscal quarter of the Consolidated Entities to be less than 3.50 to 1.00.

SECTION 6.11.  Leverage Ratio.  The Consolidated Entities will not permit the Leverage Ratio as determined as of the end of each fiscal quarter of the Consolidated Entities to be greater than 3.75 to 1.00; provided that such ratio shall be (a) 3.50 to 1.00 with respect to the first and second fiscal quarters ending in 2014 and (b) 3.25:1.00 with respect to third fiscal quarter ending in 2014 and each fiscal quarter ending thereafter.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)      any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)      any Borrower shall fail to pay any interest on any Loan or any Loan Party shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three Business Days;

(c)      any representation or warranty made or deemed made by or on behalf of any Consolidated Entity in or in connection with any Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (if not qualified as to materiality or of Material Adverse Effect) and in any respect (if qualified as to materiality or of Material Adverse Effect) when made or deemed made or furnished;

(d)      any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of such Loan Party) or 5.08 or in Article VI;

(e)      any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Parent Borrower (which notice will be given at the request of any Lender);

(f)      any Consolidated Entity shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period);

(g)      any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material

Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Consolidated Entity shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount exceeding $25,000,000 in the aggregate (not covered by insurance from a responsible insurance company or indemnified by a creditworthy indemnitor that is not denying its liability with respect thereto) shall be rendered against any Consolidated Entity or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Consolidated Entity to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)(i) any Security Document shall for any reason cease to create in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders a legal, valid and enforceable perfected first-priority Lien on the Collateral as security for the Obligations, except to the extent that such cessation (A) relates, during the term of this Agreement, to an aggregate fair market value of assets that represent less than $4,000,000, (B) results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged or to file continuation statements under the Uniform Commercial Code of any applicable jurisdiction or (C) is covered by a lender’s title insurance policy and the subject insurer promptly after the occurrence of the resulting cessation shall have acknowledged in writing that the same is covered by such title insurance policy; or (ii) any Loan Document executed by any Loan Party shall at any time after its execution and delivery (except in accordance with its terms or pursuant to an agreement of the parties thereof) and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Consolidated Entity or any Consolidated Entity shall deny in writing it has any further liability or obligation thereunder;

(n)     the subordination provisions relating to any Consolidated Subordinated Indebtedness shall fail to be enforceable by the Administrative Agent or the Lenders in accordance with the terms thereof or the Obligations shall fail to constitute “senior indebtedness” (or any other similar term) under any document, instrument or other agreement evidencing any such Consolidated Subordinated Indebtedness; or

(o)     a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall by notice to the Parent Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations (other than the Obligations arising under or in connection with any Hedging Agreements), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) enforce its rights under the Guarantee Agreement and each Security Document on behalf of itself as Administrative Agent, the Lenders and the Issuing Bank; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments available to such Borrower (and in the case of any such event with respect to the Parent Borrower, the Commitments available to any Borrower) shall automatically terminate and the principal of the Loans then outstanding thereunder, together with accrued interest thereon and all fees and other Obligations (other than the Obligations arising under or in connection with any Hedging Agreements), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

(a)      Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(b)      The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Consolidated Entity or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c)      The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents, whether upon, before or after an Event of Default, that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Consolidated Entity that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Loan Party or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)      The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Consolidated Entity), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)      The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f)      Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Parent Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(g)      Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(h)      Subject to the foregoing provisions of this Article VIII, the Administrative Agent shall, on behalf of the Lenders, (i) execute each Loan Document other than this Agreement on behalf of the Lenders, (ii) hold and apply the Collateral, and the proceeds thereof, at any time received by it in accordance with the provisions of the Loan Documents, (iii) exercise any and all rights, powers and remedies of the Lenders under the Loan Documents, including the giving of any consent or waiver or the entering into of any amendment, subject to the provisions of Section 10.02, (iv) execute, deliver and file financing statements, assignments and other such agreements, and possess instruments on behalf of the Lenders and (v) in the event of acceleration of the obligations of the Borrowers hereunder, exercise the rights of the Lenders under the Loan Documents upon and at the direction of the Required Lenders.

(i)      The Co-Syndication Agents and the Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under any of the Loan Documents other than those applicable to all Lenders. Without limiting the foregoing, the Co-Syndication Agents shall and the Co-Documentation Agents shall not have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to the Co-Syndication Agents and the Co-Documentation Agents as it makes with respect to the Administrative Agent or any other Lender in this Article VIII.

ARTICLE IX

Parent Borrower Guarantee

(a)      The Parent Borrower hereby absolutely, irrevocably and unconditionally guarantees, as primary obligor and not merely as a surety, the due and punctual payment of the Subsidiary Borrowers’ Obligations.

(b)      The Parent Borrower, to the extent constituting a Qualified Keepwell Provider, hereby absolutely, irrevocably and unconditionally undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee Agreement in respect of any Hedging  Obligation (provided, however, that the Parent Borrower shall only be liable under this clause (b) of Article IX for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Article IX voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Parent Borrower under this clause (b) of Article IX shall remain in full force and effect until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed. The Parent Borrower intends that this clause (b) of Article IX constitute, and this clause (b) of Article IX shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(c)      To the extent permitted by applicable law, the Parent Borrower waives presentment to, demand of payment from and protest to any Subsidiary Borrowers of any of the Subsidiary Borrowers’ Obligations, and also waives notice of acceptance of the Subsidiary Borrowers’ Obligations and notice of protest for nonpayment. The obligations of the Parent Borrower hereunder shall not be affected by (a) the failure of any Guaranteed Party to assert any claim or demand or to enforce or exercise any right or remedy against any Subsidiary Borrowers under the provisions of this Agreement, any other Loan Document or otherwise or (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any other Loan Document or any other agreement or the release or other impairment of any Collateral or the release of any Subsidiary Borrowers.

(d)      The Parent Borrower further agrees that its agreement under this Article IX constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Subsidiary Borrowers’ Obligations or

operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Guaranteed Party to any balance of any deposit account or credit on the books of any Guaranteed Party in favor of any Subsidiary Borrowers or any other Person or to any other remedy against any Subsidiary Borrowers or any Collateral.

(e)      The Parent Borrower guarantees that the Subsidiary Borrowers’ Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of a Guaranteed Party with respect thereto. This is a present and continuing guarantee of payment and not of collection, and the liability of the Parent Borrower under this Article IX shall be absolute and unconditional, in accordance with its terms, and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any lack of validity or enforceability of this Agreement, any other Loan Document or any other agreement or instrument relating thereto; (b) any change in the time, place or manner of payment of, or in any other term of, all or any of the Subsidiary Borrowers’ Obligations, or any other amendment or waiver of or any consent to any departure from this Agreement or any other Loan Document, including, without limitation, any increase in the Subsidiary Borrowers’ Obligations resulting from the extension of additional credit to any Subsidiary Borrowers or otherwise; (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release, or amendment or waiver of, or consent to, or departure from, any other guarantee, for all or any of the Subsidiary Borrowers’ Obligations; (d) any change, restructuring or termination of the structure or existence of any Subsidiary Borrowers; (e) any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to any Subsidiary Borrowers or the properties or creditors of any of them; (f) the occurrence of any Default or Event of Default under, or any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect in, this Agreement or any other Loan Document; (g) any default, failure or delay, willful or otherwise, on the part of any Subsidiary Borrowers to perform or comply with, or the impossibility or illegality of performance by any Subsidiary Borrowers of, any term of this Agreement or any other Loan Document; (h) any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, any Subsidiary Borrowers for any reason whatsoever, including, without limitation, any suit or action in any way attacking or involving any issue, matter or thing in respect of this Agreement or any other Loan Document; (i) any lack or limitation of status or of power, incapacity or disability of any Subsidiary Borrowers or any partner, principal, trustee or agent thereof; or (j) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Subsidiary Borrowers or a third party guarantor.

(f)      The obligations of the Parent Borrower under this Article IX shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Subsidiary Borrowers’ Obligations, any impossibility in the performance of the Subsidiary Borrowers’ Obligations or other circumstance. Without limiting the generality of the foregoing, the obligations of the Parent Borrower under this Article IX shall not be discharged or impaired or otherwise affected by the failure of any Guaranteed Party to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement related thereto, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Subsidiary Borrowers’ Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Parent Borrower or otherwise operate as a discharge of the Parent Borrower or any other Subsidiary Borrowers as a matter of law or equity.

(g)      The Parent Borrower further agrees that its obligations under this Article IX shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Subsidiary Borrowers’ Obligation is rescinded or must otherwise be restored by any Guaranteed Party upon the bankruptcy or reorganization of any Subsidiary Borrowers or otherwise.

(h)      In furtherance of the foregoing and not in limitation of any other right which any Guaranteed Party may have at law or in equity against the Parent Borrower by virtue of this Article IX, upon the failure of any Subsidiary Borrower to pay any of its Subsidiary Borrowers’ Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Parent Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Subsidiary Borrowers’ Obligation.

(i)      Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable under this Agreement shall have been paid in full and all Letters of Credit shall have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Parent Borrower hereby irrevocably agrees to subordinate any and all rights of subrogation, reimbursement, exoneration, contribution or indemnification or any right to participate in any claim or remedy of any Guaranteed Party (collectively, the “Subrogation Rights”), in any such case, arising in connection with any payment or payments with respect to the principal of or premium, if any, or interest on the Subsidiary Borrowers’ Obligations, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. To effectuate such subordination, the Parent Borrower hereby agrees that it shall not be entitled to any payment in respect of any Subrogation Right until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable under this Agreement shall have been paid in full and all Letters of Credit shall have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed. If any amount shall be paid to the Parent Borrower in violation of the preceding sentence, such amount shall be deemed to have been paid to the Parent Borrower for the benefit of, and held in trust for, the benefit of the Guaranteed Parties.

(j)      This Article IX is a continuing guarantee and shall remain in full force and effect until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable under this Agreement shall have been paid in full and all Letters of Credit shall have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Guaranteed Party would otherwise have. No notice to or demand on the Parent Borrower in any case shall entitle the Parent Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Guaranteed Party to any other or further action in any circumstances without notice or demand.

ARTICLE X

Miscellaneous

SECTION 10.01.Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)      if to the Parent Borrower, to it at Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, Attention of General Counsel (Telecopy No. (978) 694-9504);

(b)      if to any Subsidiary Borrower, to it c/o Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, Attention of General Counsel (Telecopy No. (978) 694-9504);

(c)      if to JPMorgan Chase Bank, N.A., to it at JPMorgan Chase Bank, N.A., Loan and Agency Services, 10 South Dearborn, 7th Floor, Chicago, IL, 60603-2003, Attention of Darren Cunningham (Telecopy No. (888) 303-9732), with a copy to (i) JPMorgan Chase Bank, N.A., Two Corporate Drive, Shelton, Connecticut 06484, Attention of D. Scott Farquhar (Telecopy No. (203) 944-8495) and, in regard to matters relating to Letters of Credit (ii) JPMorgan Chase Bank, N.A., Letter of Credit contact, 10 South Dearborn, 19th Floor, Chicago, IL, 60603-2003, Attention of Cassandra Groves (Telecopy No. (312) 732-2729;

(d)      if to J.P. Morgan Europe Limited, to it at J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention: Loan Agency (Telecopy: 44-207-777-2360; Telephone: 44-207-742-9941) with a copy to (i) JPMorgan Chase Bank, N.A., Loan and Agency Services, 10 South Dearborn, 19th Floor, Chicago, IL, 60603-2003, Attention of Nanette Wilson (Telecopy No. (312) 385-7096), and (ii) JPMorgan Chase Bank, N.A., Two Corporate Drive, Shelton, Connecticut 06484, Attention of D. Scott Farquhar (Telecopy No. (203) 944-8495);

(e)      if to JPMorgan Chase Bank, N.A., Tokyo Branch, to it at JPMorgan Chase Bank, N.A., Tokyo Branch, 7-3, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan 100-6432, Attn: Loan Operations (Telecopy: (813) 6736-7539; Telephone: (813) 6736-6706) with a copy to (i) JPMorgan Chase Bank, N.A., Loan and Agency Services, 10 South Dearborn, 19th Floor, Chicago, IL, 60603-2003, Attention of Nanette Wilson (Telecopy No. (312) 385-7096), and (ii)

JPMorgan Chase Bank, N.A., Two Corporate Drive, Shelton, Connecticut 06484, Attention of D. Scott Farquhar (Telecopy No. (203) 944-8495);

(f)      if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.  Waivers; Amendments. (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)      Neither this Agreement nor any other Loan Document (other than any Hedging Agreement) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or extend the expiration date of any Letter of Credit to a date which is after the Maturity Date without the written consent of each Lender affected thereby, (iv) (A) release all or substantially all of the Guarantors from their respective Guarantees under a Guarantee Agreement or limit their liability in respect of such Guarantees or such Guarantee Agreement or their obligation to enter into and provide a Guarantee pursuant to a Guarantee Agreement, or (B) release the Parent Borrower from its obligations under Article IX prior to the satisfaction of all the Subsidiary Borrowers’ Obligations without the written consent of the Super-Majority Facility Lenders, (v) release the Lien of the Administrative Agent on all or substantially all of the Collateral, without the written consent of each Lender, (vi) change Section 2.21(b),(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vii) change any of the provisions of this Section or the definition of “Required Lenders” or “Majority Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (viii) consent to the assignment or transfer by any Loan Party of its rights or obligations hereunder or under the other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c)      Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with only the consent of the Parent Borrower and the Administrative Agent to the extent necessary (i) to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document or (ii) to integrate any Incremental Facility in a manner consistent with Section 2.24.

SECTION 10.03.  Expenses; Indemnity; Damage Waiver. (a)  The Parent Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Syndication Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Co-Syndication Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)      The Parent Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Consolidated Entity, or any Environmental Liability related in any way to any Consolidated Entity, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) the breach by such Indemnitee of any if its obligations hereunder. Without limiting the foregoing, and to the extent permitted by applicable law, the Parent Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.

(c)      To the extent that the Parent Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)      To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)      All amounts due under this Section 10.03 shall be payable promptly after written demand therefor.

SECTION 10.04.  Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)      Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (provided no such assignee shall be a Borrower or an Affiliate of any Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the corresponding Loans at the time owing to it, and to the extent applicable, the LC Exposure at the time held by it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)           the Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)           the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Facilities) and $1,000,000 (in the case of the Term Facilities) unless each of the Parent Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 to be paid by the assignor, and

(C)           the assignee, if it shall not be a Lender prior to the date of such assignment, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Parent Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing and any consent requested by a Lender of the Parent Borrower and the Administrative Agent under this Section 10.04(b) shall be deemed granted by the Parent Borrower or the Administrative Agent, as

the case may be, if it does not respond to such request within 20 days after the written request is delivered to the Parent Borrower and the Administrative Agent in accordance with this Agreement. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)      The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)      Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.04 and any written consent to such assignment required by paragraph (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)      Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”; provided no such Participant shall be a Borrower or an Affiliate of any Borrower) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21(d) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Loan Parties, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(f)      A Participant shall not be entitled to receive any greater payment under Section 2.18, 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless such Participant agrees, for the benefit of the applicable Loan Party, to comply with Section 2.20(g) and (h) as though it were a Lender.

(g)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)      Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Parent Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to Section 2.01 or 2.04, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, such Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) all credit decisions (including without limitation any decisions with respect to amendments and waivers) will continue to be made by such Granting Lender. The making of a Loan by an SPC hereunder shall utilize the Commitment of the applicable Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Parent Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender in connection with liquidity and/or credit facilities to or for the account of such SPC to fund such Loans and (ii) subject to the provisions of Section 10.12, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 10.05.  Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06.  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The Loan Documents and the separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09.  Governing Law; Jurisdiction; Consent to Service of Process; Judgment Currency. (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)       Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law (it being understood that recognition and/or enforcement of a judgment in Japan would occur in a manner provided by applicable Japanese law).

(c)      Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Each Subsidiary Borrower hereby irrevocably appoints the Parent Borrower as its authorized agent for service of process in any suit, action or proceeding with respect to this Agreement, and agrees that service of process upon such agent, and written notice of said service to such Subsidiary Borrower by the Person serving the same, each in the manner provided for notices in Section 10.01, shall be deemed in every respect effective service of process upon such Borrower in any such suit, action or proceeding. Each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law (it being understood that service of process for any proceeding for the recognition and/or enforcement of a judgment in Japan would occur in a manner provided by applicable Japanese law).

(e)      The Obligations of each Borrower shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such party or such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such party in the original currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement, such party, agrees to remit to such Borrower such excess.

SECTION 10.10.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.  Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to this Agreement or any Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Parent Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Consolidated Entity. For the purposes of this Section, “Information” means all information received from any Consolidated Entity relating to any Consolidated Entity or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Consolidated Entity; provided that, in the case of information received from any Consolidated Entity after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13.   Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender. Notwithstanding the forgoing, if the Yen Revolving Lender shall have received interest and/or Charges in an amount that exceeds the Maximum Rate, the excess interest and Charges shall be (i) applied to the principal of such Loan, (ii) if it exceeds such unpaid principal of such Loan, applied to the principal of other Loans held by such Yen Revolving Lender, or (iii) if it exceeds such unpaid principal of other Loans, refunded to the Japanese Borrower. The Japanese Borrower represents and warrants to the Yen Revolving Lenders that, as of the date of this Agreement, it falls into Article 2, Paragraph 1, Item 1 of the Act on Specified Commitment Line Contract (Act No. 4 of 1999).

SECTION 10.14.   Joint Creditors. Each of the Loan Parties, each of the Lenders and the Administrative Agent agrees that the Administrative Agent shall be a joint creditor (together with the relevant Lender) of each and every obligation of the Loan Parties towards each of the Lenders under or in connection with the Loan Documents and that, accordingly, the Administrative Agent will have its own independent right to demand performance by the Loan Parties of those obligations. However, any discharge of any such obligation to the Administrative Agent or the relevant Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

SECTION 10.15.   Collateral Release. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Capital Stock or assets of any Guarantor to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.06, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Parent Borrower and at the Parent Borrower’s expense to release any Liens created by any Loan Document in respect of such Capital Stock or assets, and, in the case of a disposition of the Capital Stock of any Guarantor in a transaction permitted by Section 6.06 and as a result of which such Guarantor would cease to be a Subsidiary, terminate such Guarantor’s obligations under the Guarantee Agreement as well as any Liens created by any Loan Documents in respect of the assets of such Guarantor.

SECTION 10.16.   USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 10.17.  Elimination of Anti-Social Forces

(a)      The Japanese Borrower and the other Loan Parties represent and warrant to the Yen Revolving Lenders that, as of the date of this Agreement, and as of the date of each Yen Revolving Loan as though made on said date, neither the Japanese Borrower nor any other Loan Party is, (i) an organized crime group (boryokudan), (ii) member of an organized crime group (boryokudan in), (iii) a person who was a member of an organized crime group during the past five (5) years, (iv) a sub member of an organized crime group (boryokudan junkoseiin), (v) a corporation related to an organized crime group (boryokudan kankeikigyo), (vi) a racketeer attempting to extort money from a company by threatening to cause trouble at the general stockholders' meeting (soukaiya), (vii) a racketeer attempting to extort money from a company by advocating social causes (shakaiundo tou hyobo goro), (viii) special intelligence organized crime group (tokushu chino boryoku shudan tou), or (ix) any other person or organization equivalent to any of the above (those set out in items (i) through (viii) shall be referred to as “Boryokudan Member Etc.”).

(b)      The Japanese Borrower and the other Loan Parties represent and warrant to the Lender that, as of the date of this Agreement, and as of the date of each Yen Revolving Loan as though made on said date, neither the Japanese Borrower nor any other Loan Party has, (i) any relationship that may be deemed as having its management controlled by Boryokudan Member Etc., (ii) any relationship that may be deemed as having substantial involvement of Boryokudan Member Etc. in its management, (iii) any relationship that may be deemed as utilizing Boryokudan Member Etc. for the purpose of receiving unjustifiable profit for him/her, itself, or third parties, or for the purpose of causing damages to third parties, (iv) any relationship that may be deemed as having involvement in Boryokudan Member Etc., such as providing funds, etc., or providing accommodation to Boryokudan Member Etc., or (v) any relationship between officers or people substantially involved in its management and Boryokudan Member Etc. that may be subject to public criticism.

(c)      The Japanese Borrower and the other Loan Parties hereby covenant that the Japanese Borrower and the other Loan Parties shall not fall under or have any relationship in any of the items set forth in clauses (a) and (b) of this Section 10.17, from and after the execution date of this Agreement.

(d)      The Japanese Borrower and each other Loan Party covenants that it shall not, by itself or cause any third parties to, (i) make claims with forceful behavior and acts of violence, (ii) assert unjustifiable claims exceeding the scope of responsibility under the law, (iii) use threatening action or statements, or violent acts and behaviors in connection with any transaction, (iv) engage in acts and behaviors which may damage the credibility or obstruct the business of any Lender by spreading false rumors or the use of fraudulent means or force, or (v) engage in other acts and behavior equivalent to those set out in each of the above items.

(e)      Notwithstanding anything to the contrary herein, in the event that, (i) any of the Japanese Borrower or the other Loan Parties are deemed as a Boryokudan Member Etc. or fall under any of the items set forth in clause (a) or (b) of this Section 10.17, (ii) any of the Japanese Borrower or the other Loan Parties engage in actions that fall under any of the items set forth in clause (d) of this Section 10.17, or (iii) there is a breach of any of the representations and warranties or covenants under clauses (a) through (d) of this Section 10.17, and in each such case it is not appropriate to continue trade with the Japanese Borrower or the other Loan Parties, upon request from any Yen Revolving Lender (which shall be made through the Administrative Agent) to the Japanese Borrower and the other Loan Parties, all Obligations owed by the Japanese Borrower and the other Loan Parties to such Yen Revolving Lender arising under its Yen Revolving Commitment shall be accelerated and the Japanese Borrower and the other Loan Parties shall immediately perform such Obligations. Upon payment of any Obligations owing in accordance with clause (e) of this Section, the applicable Yen Revolving Lender’s Yen Revolving Commitment shall terminate and it shall cease to be a party to this Agreement with respect to its Yen Revolving Commitment.

(f)      The Japanese Borrower and each other Loan Party hereby waive and shall not assert any claim for any damages against any Yen Revolving Lender arising from this Section 10.17, including in the event that the Japanese Borrower and the other Loan Parties suffer any loss or damages due to the application of clause (e) thereof. Further, in the event any Yen Revolving Lender suffers any damages arising from this Section 10.17, the Credit Parties shall be responsible to such Yen Revolving Lender, and shall fully compensate such Yen Revolving Lender, for such damages.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

By:
Name:
Title:

CHARLES RIVER NEDERLAND B.V.

By:
Name:
Title:

CHARLES RIVER UK LIMITED

By:
Name:
Title:

CHARLES RIVER LABORATORIES JAPAN, INC.

By:
Name:
Title:

CHARLES RIVER LABORATORIES LUXEMBOURG S.A.R.L.

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A. as a Lender, Issuing Bank and as Administrative Agent

By:
Name:
Title:

J.P. MORGAN EUROPE LIMITED, as Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., TOKYO BRANCH, as Administrative Agent

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT

BANK OF AMERICA, N.A. as a Lender, Issuing Bank and as Co-Syndication Agent

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT

RBS CITIZENS, NATIONAL ASSOCIATION, as a Lender and as a Co-Syndication Agent

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT

TD BANK, N.A., as a Lender and as a Co-Syndication Agent

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as a Co-Syndication Agent

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT

DNB BANK ASA, NEW YORK BRANCH as a Co-Documentation Agent

By:
Name:
Title:

DNB BANK ASA, CAYMAN ISLAND BRANCH as a Lender

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT

U.S. BANK, NATIONAL ASSOCIATION, as a Lender and as a Co-Documentation Agent

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT

Signature Page to
Charles River Laboratories International, Inc.
Fifth Amended and Restated Credit Agreement

[INSERT LENDER NAME], as a Lender

By:
Name:
Title: